Exhibit 4.30

Execution Version

Dated 9 September 2021

OPERATING LEASE AGREEMENT

relating to one (1) Boeing 787-9 Aircraft
with Manufacturer Serial Number 38891

between

AVOLON AEROSPACE AOE 147 LIMITED

as Lessor

and

LATAM AIRLINES GROUP S.A.

as Lessee

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Schedule 1	Definitions and Interpretation	79
Part A	Definitions	79
Part B	Interpretation	101
Schedule 2	Aircraft Particulars	102
Schedule 3	Conditions Precedent and Conditions Subsequent	103
Part A	Lessee Conditions Precedent	103
Part B	Lessor Conditions Precedent	106
Part C	Lessee Conditions Subsequent	108
Schedule 4	109	109
Part A	Aircraft Specification	109
Part B	Delivery Procedure	110
Part C	Delivery Condition	111
Schedule 5	Form of Acceptance Certificate	123
Schedule 6	Form of Redelivery Acceptance Certificate	126
Schedule 7	Payments	129
Part A	Rent	129
Part B	End of Lease Maintenance Payment Adjustments	132
Schedule 8	Reporting & Notices	138
Part A	Form of Technical Report	138
Part B	Notices	139
Schedule 9	Insurance Requirements	140
Schedule 10	Redelivery	145
Part A	Redelivery Procedure	145
Part B	Redelivery Condition	159
Schedule 11	Subleasing Requirements	166
Part A	Subleasing Requirements	166
Part B	Leasing Affiliates	174
Execution Page Lease Agreement – MSN 38891		175

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OPERATING LEASE AGREEMENT dated 9 September 2021 (this “Agreement”)

BETWEEN:

(1)	AVOLON AEROSPACE AOE 147 LIMITED, a company organised and existing under the laws of the Cayman Islands, whose registered office is at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands and principal place of business is at Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (the “Lessor”); and

(2)	LATAM AIRLINES GROUP S.A., a sociedad anónima incorporated and existing under the laws of Chile whose registered office and principal place of business is at Edificio Huidobro, Avenida Presidente Riesco 5711, 20th Floor, Las Condes, Santiago, Chile (the “Lessee”).

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement capitalised words and expressions have the meanings set out in Part A of Schedule 1 (Definitions). The rules of interpretation and construction set out in Part B of Schedule 1 (Interpretation) shall apply to this Agreement.

2.	AGREEMENT TO LEASE

2.1	Lease

Subject to the terms of this Agreement, the Lessor agrees to lease the Aircraft to the Lessee and the Lessee agrees to take the Aircraft on lease for the Lease Period. This Agreement is effective on the date shown at the beginning of this Agreement but:

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2.2	No Default

The Lessor will not have to deliver the Aircraft to the Lessee if, on the Scheduled Delivery Date, a Default has occurred and is continuing or would occur as a result of Delivery.

2.3	Lessee’s obligations

The Lessor will not be responsible for any delay in Delivery if the Lessee fails to satisfy all its obligations listed in Part A of Schedule 3 (Lessee Conditions Precedent) on the required date.

2.4	Deferral of conditions precedent

2.4.1	If the Lessor delivers the Aircraft to the Lessee even though it has not received all the documents and evidence referred to in Clause 2.1.1 on or prior to the date specified, the Lessor may waive or defer receipt of any such document and evidence not received (a) that is within the reasonable control of the Lessee listed in Part A of Schedule 3 (Lessee Conditions Precedent) on such specific terms and in the Lessor’s sole discretion and (b) that is not within the reasonable control of the Lessee listed in Part A of Schedule 3 (Lessee Conditions Precedent) for any period agreed between the Lessor and the Lessee (each acting reasonably) taking into account the nature of any such document and evidence not received by the Lessor.

2.4.2	If the Lessee accepts delivery of the Aircraft even though it has not received all the documents and evidence referred to in Clause 2.1.2 on or prior to the date specified, the Lessee may waive or defer receipt of any such document and evidence not received (a) that is within the reasonable control of the Lessor listed in Part B of Schedule 3 (Lessor Conditions Precedent) on such specific terms and in the Lessee’s sole discretion and (b) that is not within the reasonable control of the Lessor listed in Part B of Schedule 3 (Lessor Conditions Precedent) for any period agreed between the Lessee and the Lessor (each acting reasonably) taking into account the nature of any such document and evidence not received by the Lessee.

2.5	Waiver of Default

The Lessor reserves all of its rights under this Agreement and pursuant to all Applicable Regulations in connection with any Event of Default even if it delivers the Aircraft to the Lessee whilst a Default is continuing.

2.6	Conditions subsequent

The Lessee will perform all of the actions and provide to the Lessor each of the documents and evidence listed in 0 of Schedule 3 (Lessee Conditions Subsequent) in form and substance satisfactory to the Lessor by no later than the dates specified in 0 of Schedule 3 (Lessee Conditions Subsequent).

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3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and warranties

Each party is making the statements in this Clause 3 in order to induce the other party to enter into this Agreement. Each party understands that the statements it makes in this Agreement must be true when this Agreement is signed and on the Delivery Date in accordance with Clause 3.4 (Survival of representations and warranties). On this basis each party represents and warrants to the other that:

3.1.1	in the case of the Lessor, it has been properly formed as a company with limited liability and, in the case of the Lessee, it has been properly formed as a sociedad anónima with limited liability and since the date of its formation, it has been maintained in accordance with all Applicable Regulations;

3.1.2	in entering into each Transaction Document to which it is a party and performing its obligations, it does not contravene, nor in respect of any Transaction Document to which it is a party which is entered into after the date of this Agreement will it contravene, any Applicable Regulations;

3.1.3	all necessary corporate actions have been taken and all authorisations have been obtained for the execution by it of each Transaction Document to which it is a party and the performance of its obligations thereunder, it has the power to enter into the Transaction Documents to which it is a party and this Agreement and each of the other Transaction Documents to which it is a party has been or, in the case of any other Transaction Document entered into after the date of this Agreement, will be duly executed and delivered by it; and

3.1.4	its obligations under each Transaction Document to which it is a party are, or if any Transaction Document to which it is a party is entered into after the date of this Agreement will be, from the date of execution of such Transaction Document to which it is a party, legal, valid and binding obligations and enforceable against it in accordance with their respective terms (except as enforceability may be limited by (i) applicable bankruptcy, insolvency, examination, reorganisation or similar laws, and (ii) general principles of equity).

3.2	Lessee’s representations and warranties

The Lessee further represents and warrants to the Lessor that:

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3.3	Lessor’s representations and warranties

The Lessor further represents and warrants that:

3.3.1	it is subject to civil commercial law with respect to its obligations under the Transaction Documents to which it is a party, neither it nor any of its assets is entitled to any right of immunity and the entry into and performance by it of the Transaction Documents to which it is a party constitute private and commercial acts;

3.3.2	the choice by the Lessor of English law or New York law (as the case may be) to govern the Transaction Documents expressed to be governed by such laws and the submission by the Lessor to the jurisdiction of the English courts or the courts of New York (as the case may be and as provided in Clause 25.2 (Jurisdiction)) is valid and binding on the Lessor;

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3.3.3	it is not involved in any litigation or other dispute nor is there any claim pending against it, the outcome of which would, if determined against the Lessor, adversely affect its financial condition in any material respect or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

3.3.4	its obligations under the Transaction Documents to which it is a party rank at least pari passu with all of its present and future unsecured and unsubordinated obligations (including contingent obligations) with the exception of such obligations as are mandatorily preferred by law and not by virtue of any contract;

3.3.5	on the Delivery Date, the Lessor Guarantor will have a Tangible Net Worth of at least $25,000,000;

3.3.6	no Security Interest has been created by the Lessor over the Aircraft, save for those Security Interests created pursuant to the Financing Documents and, to the best of the Lessor’s knowledge, there are no Security Interests existing as of the Delivery Date which relate to the operation of the Aircraft under the Previous Lease;

3.3.7	neither the Lessor nor, to the Lessor’s knowledge, any director, officer or employee of the Lessor, has failed to comply with any Anti-Corruption Laws;

3.3.8	the Previous Lease has been duly terminated;

3.3.9	it has instituted and maintains policies and procedures designed to prevent bribery and corruption by the Lessor;

3.3.10	it is conducting its operations at all times in material compliance with Anti- Money Laundering Laws and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Lessor with respect to the Anti-Money Laundering Laws is pending or, to its knowledge, threatened; and

3.3.11	the Aircraft has not suffered a Total Loss (or any event which, with the lapse of time would constitute a Total Loss) or any unrepaired damage, the cost of which to repair exceeds the Partial Loss Threshold.

3.4	Survival of representations and warranties

The representations and warranties given by (a) the Lessor in Clause 3.1 (Representations and warranties) and Clause 3.3 (Lessor’s representations and warranties) and (b) the Lessee in Clause 3.1 (Representations and warranties) and Clause 3.2 (Lessee’s representations and warranties) shall survive the execution of this Agreement and shall be deemed to be repeated by the Lessor or, the Lessee, as the case may be, on the Delivery Date with reference to the facts and circumstances subsisting on such date.

4.	DELIVERY AND ACCEPTANCE

4.1	Delivery and acceptance

The Lessor shall deliver the Aircraft to the Lessee at the Delivery Location in accordance with the procedure set out in Part B of Schedule 4 (Delivery Procedure) and in compliance with the Aircraft specification set out in Schedule 2 (Aircraft Particulars) and Schedule 4Part A (Aircraft Specification) and the delivery conditions set out in Part C of Schedule 4 (Delivery Condition). Subject to the terms of this Agreement, the Lessee shall, if the Aircraft complies with the Aircraft specification set out in Schedule 2 (Aircraft Particulars) and Schedule 4Part A (Aircraft Specification) and the delivery conditions set out in Part C of Schedule 4 (Delivery Condition), accept the Aircraft when tendered for Delivery, at which time the leasing of the Aircraft will commence.

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4.2	Acceptance Certificate

4.2.1	The Lessee shall evidence its acceptance of the Aircraft by executing the Acceptance Certificate and delivering it to the Lessor.

4.2.2	Execution and delivery by the Lessee of the Acceptance Certificate will be conclusive proof as between the Lessor and the Lessee that the Lessee has examined and investigated the Aircraft, that the Aircraft and the Aircraft Documents are satisfactory to the Lessee in all respects and for all purposes under this Agreement and that the Lessee has irrevocably and unconditionally accepted the Aircraft for lease under this Agreement without any reservations or exceptions whatsoever, except for any reservations or exceptions which are expressly agreed between the Lessor and the Lessee and are accordingly referenced in the Acceptance Certificate.

4.3	Risk

As from Delivery, the Lessee shall bear all risks associated with any loss of or damage to the Aircraft until Redelivery.

4.4	Failure to take Delivery

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4.5	Delayed Delivery

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5.	4.4.1FAILURE TO TAKE DELIVERY4.5.1PAYMENTS

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6.	ABSOLUTE AND UNCONDITIONAL OBLIGATIONS

The Lessee’s obligations to pay Rent, Security Deposit, Agreed Value and any other amounts due under this Agreement and to perform all of its other obligations under this Agreement and any other Transaction Document, are absolute and unconditional, no matter what happens and no matter how fundamental or unforeseen the event and regardless of any partial or total failure of consideration, including without limitation:

6.1.1	any unavailability of the Aircraft for any reason, including, but not limited to, any defect in the airworthiness, merchantability, satisfactory condition, fitness for any purpose, condition, design or operation of any kind or nature of the Aircraft; or

6.1.2	the ineligibility of the Aircraft for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction; or
6.1.3	the Total Loss (except as provided hereunder upon payment of the Agreed Value and all other amounts (including Rent) then due and payable hereunder) of, or any damage to, the Aircraft, Airframe or any Engine; or
6.1.4	any set off, counterclaim, recoupment, withholding defence or other rights which the Lessee may have against the Owner, the Lessor, any Financier or any other person; or

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6.1.5	any failure or delay on the part of any party hereto in performing or complying with any of the terms or conditions of this Agreement or any other Transaction Document; or

6.1.6	any insolvency, bankruptcy, administration, reorganisation, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against the Owner, the Lessor, any Financier or the Lessee, including the Chapter 11 Cases; or

6.1.7	any lack of due authorisation of, or other defect in, this Agreement or any other Transaction Document,

provided that nothing in this Clause 6 will be construed to extinguish or otherwise limit the Lessee’s right to institute separate legal proceedings for the claim of damages and other relief from courts against the Lessor or any other person in the event of the Lessor’s or such other person’s breach of this Agreement or the other Transaction Documents.

7.	LESSOR’S OBLIGATIONS

7.1	Quiet enjoyment

So long as no Event of Default has occurred and is continuing, the Lessor will not, and will procure that neither the Owner, nor any person claiming by or through the Owner, will interfere with the Lessee’s right or, if the Aircraft is subleased or interchanged pursuant to a Permitted Sublease, the Permitted Sublessee’s right to have quiet use, enjoyment and possession of the Aircraft during the Lease Period. The exercise by the Lessor of its rights under or in connection with this Agreement or any other Transaction Document will not constitute such interference.

7.2	Warranties

7.2.1	The Lessee and, if the Aircraft is subleased pursuant to a Permitted Sublease, the Permitted Sublessee shall, during the Lease Period and for so long as no Event of Default has occurred and is continuing, enjoy the benefit of the Airframe Warranties and the Engine Warranties pursuant to the terms of the Airframe Warranties Agreement and the Engine Warranties Agreement respectively.

7.2.2	Save as provided below, during the Lease Period, the Lessor will allow the Lessee and, if the Aircraft is subleased pursuant to a Permitted Sublease, the Permitted Sublessee to have the use and benefit of any other existing and transferable manufacturer, vendor or supplier warranties relating to the Aircraft in each case subject to any necessary consents of the relevant manufacturer, vendor or supplier. The Lessor agrees to take such steps at the cost and expense of the Lessee, as are reasonably necessary to enable the Lessee and, if the Aircraft is subleased pursuant to a Permitted Sublease, the Permitted Sublessee to receive the benefits of such warranties. The Lessee and, if the Aircraft is subleased pursuant to a Permitted Sublease, the Permitted Sublessee will have the benefit of any such warranties subject to any terms that the relevant manufacturer, vendor or supplier may require and the Lessee will and, if the Aircraft is subleased pursuant to a Permitted Sublease, will procure that the Permitted Sublessee will enter into such agreements as may be required with such relevant manufacturer, vendor or supplier. The Lessee will and, if the Aircraft is subleased pursuant to a Permitted Sublease, will procure that the Permitted Sublessee will diligently and promptly pursue any valid claims that it may have against any such relevant manufacturer, vendor or supplier and will give the Lessor prompt written notice of the same. The Lessee agrees to use and, if the Aircraft is subleased pursuant to a Permitted Sublease, agrees to procure that the Permitted Sublessee uses any amounts received in relation to any claim under any such warranties only for the purposes of repairing or replacing the Airframe, Engine or Part which gave rise to the relevant warranty claim (except to the extent that any such amount includes additional sums payable to the Lessee as compensation and/or reimbursement of transportation costs).

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7.2.3	On the Expiry Date (or on such earlier date as the Lessor may specify by notice in writing if an Event of Default has occurred and is continuing), the Lessee’s rights under the warranties referred to in Clause 7.2.2 (including the Lessee’s rights to pursue claims and receive payments thereunder) shall immediately revert to the Lessor.

7.2.4	On the Expiry Date, the Lessee will at its own cost and expense, take all steps necessary to ensure that the benefit of any unexpired and transferable warranties relating to the Aircraft is vested in the Lessor or its nominee.

8.	INFORMATION

8.1	Financial information

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8.2	Technical information

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8.3	Other information

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9.	CONTROL OF THE AIRCRAFT

9.1	No disposal or encumbrance

The Lessee shall not, and shall not attempt or hold itself out as having any power to, sell, charge, lease (other than as expressly permitted by Clauses 9.3 (Charter or wet leasing) and 9.4 (Permitted subleasing) or otherwise dispose of or encumber the Aircraft or any part thereof.

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9.2	Subleasing

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10.	ENGINES AND PARTS

10.1	Engine pooling

The Lessee or any Leasing Affiliate in operational control of the Aircraft may, without the prior written consent of the Lessor or any other person, remove an Engine (which for the avoidance of doubt, includes any Lessor Temporary Engine), from the Aircraft and install such Engine on an airframe which is either owned by or leased to, and operated, by the Lessee or such Leasing Affiliate (as the case may be) provided that:

10.1.1	such airframe is a Boeing 787 family aircraft;

10.1.2	the Engine is compatible with the airframe upon which it is installed;

10.1.3	the Owner retains ownership of the Engine and the rights of the Owner, the Lessor or any Financier are not prejudiced as a result of such installation on such airframe.

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10.1.4	no Event of Default has occurred and is continuing;

10.1.5	neither:

(a)	the provisions of any Applicable Regulations; nor

(b)	the terms of any lease or other agreement or Security Interest to which such airframe is subject,

prohibit such installation or will have the effect at any time of divesting or impairing the title and interests of the Owner as owner of the Engine and/or the Lessor as lessor of the Engine, and/or the Financiers under the Security Interests created by the Financing Documents in respect of the Engine;

10.1.6	the terms of any lease, agreement or Security Interest to which such airframe is subject do not entitle the relevant lessor, owner, seller or the holder of any Security Interest under such lease, agreement or Security Interest nor their successors or assigns to acquire, as against the Lessor, any right, title or interest in an Engine as a result of such Engine being installed on such airframe;

10.1.7	such installation is permitted by the Aviation Authority;

10.1.8	the terms of this Agreement (including Insurance) shall continue to apply to the Engine as if it were still installed on the Airframe; and

10.1.9	the Engine (or a Replacement Engine that replaces it in accordance with Clause

10.3 (Permanent replacement of Engines and Parts)) is reinstalled on the Airframe in accordance with this Agreement on or prior to the Expiry Date.

10.2	Temporary removal and replacement of Engines and Parts

10.2.1	Subject to sub-clause 10.2.2 below, the Lessee may not install or permit to be installed any engine or part on the Aircraft other than an Engine, (which for the avoidance of doubt, includes any Lessor Temporary Engine), or a Part without the prior written consent of the Lessor (such consent not to be unreasonably withheld or delayed).

10.2.2	The Lessee or any Leasing Affiliate in operational control of the Aircraft may remove or permit the removal of any Engine or Part from the Aircraft in accordance with this Agreement and contemporaneously install or permit the installation of an engine (a "Temporary Engine") or part either owned by or leased to, and operated, by the Lessee or such Leasing Affiliate, as the case may be, (which is not an Engine or Part but which in the case of an engine is of the same model as the removed Engine or, at the Lessee's option, an improved or advanced version. If the same or a more advanced engine version is not available, the Lessee shall be permitted to install a less advanced version provided it is suitable for installation on the Airframe and permitted by the Manufacturer) without the prior written consent of the Lessor, provided that:

(a)	no Event of Default has occurred and is continuing;

(b)	such installation is permitted by the Aviation Authority;

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(c)	in the case of a Temporary Engine it is suitable for installation and use on the Airframe without impairing the value or utility of the Airframe (and, for the avoidance of doubt, not the value or utility of the Temporary Engine);

(d)	such removed Engine or Part is reinstalled on the Airframe as soon as reasonably practicable and in any event prior to the Expiry Date unless such Engine or Part has been permanently replaced by a Replacement Engine or Replacement Part, as the case may be, in accordance with Clause 10.3 (Permanent replacement of Engines and Parts);

(e)	such installation does not have any adverse effect on the insurance coverage of the Aircraft as required pursuant to Clause 17 (Insurance); and

(f)	such installation is recorded as such in the Aircraft Documents.

10.2.3	The Lessee shall ensure that title to any Engine or Part removed from the Aircraft shall remain vested in the Owner at all times and shall not take any steps which could reasonably be expected to prejudice the Lessor's, the Owner's or any Financier's rights in that Engine or Part or lead any third party to believe that the Engine or Part is the property of any person other than the Owner. The Lessor acknowledges and agrees for the benefit of the Lessee and any other person with an interest in any relevant Temporary Engine or temporary part that (i) none of the Lessor, the Owner nor any Financier will acquire any right, title or interest in any Temporary Engine or temporary part by reason of such Temporary Engine or temporary part being installed on the Aircraft and (ii) the Lessor, the Owner and any Financier shall recognise the rights of the relevant owner and any other person with an interest in such Temporary Engine or temporary part.

10.2.4	The Lessee shall ensure that any Engine or Part which is removed from the Aircraft and which is not installed on an or another aircraft in accordance with Clause 10.1 (Engine pooling) is:

(a)	safely stored, repaired and maintained in accordance with this Agreement free from any Security Interests (other than Permitted Security Interests);

(b)	subject to separate insurance cover while removed in accordance with Clause 17 (Insurance) and (in the case of an Engine), without prejudice to the foregoing, the Lessee shall notify the insurers promptly of its removal and comply with any instructions of the insurers in relation to it; and

(c)	if unserviceable, as soon as practicable placed with a Maintenance Performer for progressive repair.

10.3	Permanent replacement of Engines and Parts

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11.	REGISTRATION, CERTIFICATION AND FILINGS

11.1	Registration with the Aviation Authority

11.1.1	The Lessee will, save as provided in Schedule 11 (Subleasing Requirements), maintain the registration of the Aircraft with the Aviation Authority throughout the Lease Period in full compliance with Applicable Regulations and will not do or permit to be done anything which could reasonably be expected to adversely affect such registration. All expenses associated with such registration shall be at the sole cost, expense and responsibility of the Lessee.

11.1.2	Throughout the Lease Period, the Lessee will:

(a)	if required under Applicable Regulations, at its own cost, (i) record on each relevant register of the Aviation Authority that the Owner is the owner of the Aircraft and (ii) file this Agreement (or their main details) on that register;

(b)	if permitted under Applicable Regulations, at its own cost, make any changes to any registration or filing that may be necessary or advisable to take account of any change in any modification to the Aircraft (such as the permanent replacement of any Engine or Part) in accordance with this Agreement or of any change in any Applicable Regulation; and

(c)	to the extent permitted by Applicable Regulations, at the Lessor's cost, (i) co-operate with the Lessor (A) filing the Financiers’ Security Interests created by the Financing Documents in the Aircraft on each relevant register of the Aviation Authority and, if applicable, the relevant register of the aviation authority of the Habitual Base, and (B) recording on each relevant register of the Aviation Authority that the Security Trustee is the security trustee in respect of the financing of the Aircraft and (ii) make any changes to any registration or filing that may be necessary or advisable to take account of any change in the ownership of the Aircraft and co- operate with the Lessor filing in relation to the interests of any Financier in the Aircraft, save where such change in registration of filing is required as a result of a change of law in the State of Registration or as a result of any subleasing or interchange of the Aircraft, in which case such change shall be made at the Lessee's cost.

11.1.3	Notwithstanding Clause 11.1.2, if the Lessee is the only party with the legal standing or practical ability to file any Financiers’ Security Interests, and/or record on each relevant register of the Aviation Authority that the Security Trustee is the security trustee in respect of the financing of the Aircraft, the Lessee agrees to make such filing and/or recording provided that the Lessor provides the Lessee with all relevant documentation in order to enable the Lessee to make such filing and/or recording.

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11.2	Certification

The Lessee will take all actions needed to ensure that a current certificate of airworthiness (in the appropriate category for the nature of the operations of the Aircraft) is maintained in full effect throughout the Lease Period except if such current certificate of airworthiness is withdrawn by the Aviation Authority when maintenance, overhaul or repair is being carried out on the Aircraft in accordance with the provisions of this Agreement provided that such certificate of airworthiness is immediately reinstated after such maintenance, overhaul or repair has been effected to the Aircraft.

11.3	Filings and documentary Taxes

The Lessee will file or record each of the Transaction Documents and Financing Documents which can be filed or recorded by the Lessee and will pay any stamp duty or other documentary Taxes to which any of the Transaction Documents (but excluding any Financing Documents) are or may become subject, in each case punctually and as is necessary under Applicable Regulations.

11.4	Cape Town Convention

11.4.1	If the state in which the Lessee and/or a Permitted Sublessee is situated, the location of the Lessee's or any Permitted Sublessee's principal place of business or registered office, or the State of Registration has, or at any time brings into force, any legislative or other provisions giving effect to the Cape Town Convention and/or the Protocol, the Lessee (i) shall consent to the registration of any international interests or prospective international interests with the International Registry with respect to the Aircraft and/or any Engine and constituted by this Agreement and (ii) shall (and shall procure that any Permitted Sublessee shall) from time to time, do or cause to be done (and consents to the Lessor, the Owner or any Financier doing or causing to be done) any and all acts and things capable of being done by the Lessee or any Permitted Sublessee which may be required (in the determination of the Lessor (acting reasonably)) to ensure that the Owner, the Lessor and any Financier has the full benefit of the Cape Town Convention and/or the Protocol in connection with the Aircraft and any Engine, including:

(a)	any matters connected with registering, perfecting and/or preserving any international interest(s) vested in the name of the Owner, the Lessor or any Financier with respect to the Aircraft and/or any Engine and constituted by this Agreement and any interests arising out of any Permitted Sublease, including any applicable certified designee letter and, if required and to the extent available, obtaining any authorising entry point codes from the State of Registration necessary to effectuate the foregoing;

(b)	constituting any international interest(s) to be vested in the Security Trustee, the Owner or the Lessor with respect to the Aircraft and/or any Engine in connection with this Agreement and any interests arising out of any Permitted Sublease, including any applicable certified designee letter;

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(c)	entry into agreements (subordination or otherwise) to protect the priority of any international interest(s) referred to in the foregoing paragraph;

(d)	agreeing to consenting to and acknowledging any assignment the Lessor enters, or has entered, into with a Financier in connection with this Agreement;

(e)	excluding in writing the application of any provisions of the Cape Town Convention and/or Protocol that the Lessor may deem desirable in connection with the foregoing;

(f)	granting the right to discharge in respect of an international interest to the Lessor or, at the Lessor’s direction, to a Financier;

(g)	executing or procuring that the Permitted Sublessee executes an IDERA in favour of the Lessor, or if required by the Lessor, the Security Trustee, and submitting the same to the Aviation Authority for recordation and providing the recorded IDERA to the Lessor, or if required by the Lessor, the Owner or the Security Trustee;

(h)	not registering, or consenting to the registration of, any conflicting interests (whether or not taking priority over the Owner’s, the Lessor’s or any Financier’s international interests) at the International Registry without the Lessor’s and the Security Trustee’s prior written consent (it being understood that the Lessor shall be responsible for liaising with the Security Trustee in relation to any requested consent); and

(i)	not executing or submitting or permitting a Permitted Sublessee to execute or submit an IDERA for recordation in favour of any creditor other than the Lessor or the Security Trustee without the Lessor’s and the Security Trustee’s prior written consent (it being understood that the Lessor shall be responsible for liaising with the Security Trustee in relation to any requested consent).

11.4.2	The Lessee shall not permit any person to register a prospective international interest, international interest or national interest at the International Registry without the prior written consent of the Lessor and the Security Trustee (it being understood that the Lessor shall be responsible for liaising with the Security Trustee in relation to any requested consent) except for any such interests created where:

(a)	the Lessee is the debtor and one of the Lessor, the Owner or the Security Trustee is the creditor; or

(b)	the Lessor is the debtor and one of the Owner or the Security Trustee is the creditor; or

(c)	the Owner is the debtor and one of the Lessor, the Owner or the Security Trustee is the creditor.

11.4.3	The Lessee will promptly notify the Lessor on becoming aware of the registration of any non-consensual right or interest at the International Registry against the Airframe or any Engine and take all steps necessary to procure the discharge and de-registration of such interest.

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11.4.4	In this Clause 11.4 (Cape Town Convention) and Schedule 11 (Subleasing Requirements):

(a)	the following expressions shall have the respective meanings given to them in Article 1 of the Cape Town Convention:

(i)	airframe;

(ii)	creditor;

(iii)	debtor;

(iv)	international interest;

(v)	International Registry;

(vi)	national interests;

(vii)	non-consensual right or interest;

(viii)	prospective international interest; and

(ix)	State of registry; and

(b)	“state in which the Lessee is situated” shall be construed in accordance with Article 4 of the Cape Town Convention.

12.	TITLE PROTECTION AND OPERATION

12.1	Title protection

Throughout the Lease Period, the Lessee will at its own cost:

12.1.1	install and maintain or procure that there are installed and maintained fireproof nameplates not less than 7cm by 5cm affixed in a prominent position in the cockpit or cabin of the Aircraft and on each Engine showing the following:

“THIS [AIRCRAFT][ENGINE] IS OWNED BY AVOLON AEROSPACE AOE 147 LIMITED, IS MORTGAGED TO [WILMINGTON TRUST (LONDON) LIMITED] AND IS LEASED TO LATAM AIRLINES GROUP

S.A. AND IS OPERATED BY LATAM AIRLINES GROUP S.A. OR ONE OF ITS LEASING AFFILIATES AND MAY NOT BE OPERATED BY ANY OTHER PERSON WITHOUT THE PRIOR WRITTEN CONSENT OF AVOLON AEROSPACE AOE 147 LIMITED”;

12.1.2	take all reasonable steps to ensure that the interests of the Lessor, the Owner and, if applicable, the Financiers in the Aircraft are, when appropriate, made known to third parties dealing with the Lessee and the Aircraft and the Lessee will not:

(a)	hold itself out as owner of the Aircraft or as having an economic interest in it equivalent to ownership (whether to obtain a particular tax treatment or otherwise);

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(b)	take or refrain from any action if, as a consequence, the rights of the Lessor, the Owner or any Financier in the Aircraft or the validity, enforceability or priority of this Agreement or of any of the Financing Documents could reasonably be expected to be jeopardised;

(c)	represent or hold out to third parties, the Lessor, the Owner or any Financier as carrying goods or passengers on the Aircraft or as being in any way associated with or responsible for the business activities of the Lessee;

(d)	permit the Aircraft or any interest of the Lessor, the Owner or of any Financier in it, or any party’s rights under this Agreement, to become or remain subject to any Security Interest (other than a Permitted Security Interest); or

(e)	pledge the credit of the Lessor, the Owner or any Financier.

12.2	Security Interests

12.2.1	As soon as reasonably practicable the Lessee will take any action that may be necessary to discharge any Security Interest described in paragraph (a) or (b) of the definition of Permitted Security Interests.

12.2.2	The Lessee will not (otherwise than as expressly required, permitted or otherwise contemplated by the Transaction Documents) do anything or take any action or knowingly omit to take any action which has or could reasonably be expected to have the effect of prejudicing the first priority nature of any Security Interests created pursuant to the Financing Documents.

12.3	Lessee’s rights

The Lessee shall have no right, title or interest in or to any part of the Aircraft except the rights expressly set out in this Agreement, it being expressly agreed and acknowledged by the Lessee that title to the Aircraft shall remain vested in the Owner subject to the Security Interests arising under the Financing Documents in favour of the Financiers (or any of them).

12.4	Operation

12.4.1	The Lessee will not use or operate the Aircraft, or permit the Aircraft to be used or operated:

(a)	in breach of any Applicable Regulations relating to the operation of the Aircraft;

(b)	for any purpose for which the Aircraft was not designed or contrary to any recommendation of the Airframe Manufacturer, the Engine Manufacturer or the Aviation Authority;

(c)	for the carriage of:

(i)	whole animals living or dead except in the cargo compartment according to IATA regulations (except for guide dogs or domestic pet animals carried in a suitable container to prevent the escape of any liquid and to ensure the welfare of the animal);

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(ii)	acids, toxic chemicals, other corrosive materials, explosives, nuclear fuels, nuclear wastes, or any nuclear assemblies or components, except as permitted for passenger aircraft under the “Restriction of Goods” schedule issued by IATA from time to time and provided that all the requirements for packaging or otherwise contained therein are fulfilled;

(iii)	any other goods, materials or items of cargo which could reasonably be expected to cause damage to the Aircraft and which would not be adequately covered by the Insurances; or

(iv)	any illegal items or substances which, with the exercise of reasonable diligence, could have been avoided;

(d)	in any circumstances or geographic location where the Aircraft is not covered by the Insurance;

(e)	in any circumstance permitting the Aircraft to proceed to, or remain at, or operate from any location in an Excluded Country (for the avoidance of doubt, over flights may be conducted provided they comply with all Applicable Regulations and the terms of the Insurances); or

(f)	for any training, demonstration or test flights but the Lessee or any Permitted Sublessee will be entitled to undertake flight deck crew training of their own personnel provided that the use of the Aircraft for such crew training is not disproportionate to the amount of such crew training on other aircraft of the same type as the Aircraft operated by the Lessee or any Permitted Sublessee.

12.4.2	The Lessee will:

(a)	keep (or will procure that any Permitted Sublessee keeps) the main operational base of the Aircraft at the Habitual Base;

(b)	use the Aircraft solely in commercial or other operations for which the Lessee is duly authorised by the Aviation Authority and Applicable Regulations;

(c)	ensure that the crew and engineers employed by the Lessee in connection with the operation and maintenance of the Aircraft have the qualifications and hold the licences required by the Aviation Authority and Applicable Regulations;

(d)	to the extent that the EU ETS Legislation applies to the operation of the Aircraft:

(i)	comply with any obligations applicable to it in respect of the EU ETS Legislation and shall ensure that the Lessee (and not the Lessor, the Owner or any Financier) is notified to the relevant authorities as being the operator of the Aircraft whenever applicable in connection with the EU ETS Legislation; and

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(ii)	upon the reasonable request of the Lessor, but not more frequently than on a yearly basis for so long as the EU ETS Legislation applies to the operation of the Aircraft, certify to the Lessor that the Lessee and any Permitted Sublessee are complying with the EU ETS Legislation to the extent that such EU ETS Legislation applies to the Lessee or any Permitted Sublessee;

(e)	obtain and maintain in full force all certificates, licences, permits and authorisations for the time being required for the use and operation of the Aircraft and for the making of payments by the Lessee as required by, and the compliance by the Lessee with its other obligations under, this Agreement; and

(f)	not abandon the Aircraft or do or willingly permit to be done anything which may expose the Aircraft or any part of it to the risk of damage, destruction, arrest, confiscation, seizure, forfeiture, impounding, detention or appropriation.

12.4.3	The Lessee will not use, operate, maintain, overhaul, repair, insure or deal with the Aircraft or any Engine or Part in a manner which discriminates against the Aircraft or such Engine or Parts when compared with the manner in which the Lessee uses, operates, maintains, overhauls, repairs, insures or deals with other Boeing 787 family aircraft or other engines or parts (in each case of a similar model to the Engines or Parts) operated or owned by the Lessee, provided however that, without prejudice to its obligations pursuant to the other provisions of this Agreement, in the twelve (12) months prior to the Redelivery Date the Lessee will be permitted, subject to prior written notice to the Lessor and prior consultation with the Lessor, to discriminate against the Aircraft solely in relation to the implementation of an optional improvement or modification that is a passenger convenience item (being an improvement or modification which it is implementing, or which it intends to implement, in respect of its Boeing 787 family fleet).

12.4.4	The Lessee will not do or permit to be done anything which could reasonably be expected to prejudice any right which the Lessor, the Owner or any Financier may have against the Airframe Manufacturer, the Engine Manufacturer or any other supplier of any Part.

12.5	Operational costs

The Lessee will pay or cause to be paid all costs of operating the Aircraft and all other aircraft operated by the Lessee, including all air navigation charges, licences and other overflight and airport fees and charges and passenger taxes when due.

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13.	TECHNICAL

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14.	INDEMNITIES

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14.3	Payment of Taxes

Subject to the provisions of Clause 14.4 (Tax Indemnity), the Lessee shall promptly pay all Taxes imposed on the Lessee by any Government Entity with respect to the Aircraft, including without limitation with respect to the ownership, delivery, leasing, sub-leasing, possession, use, operation, importation, exportation, redelivery, sale or other disposition of the Aircraft.

14.4	Tax Indemnity

14.4.1	Subject to the exclusions set out in Clause 14.4.2, the Lessee shall immediately upon demand indemnify and hold harmless the Lessor and, if different, the Owner against any and all Taxes which the Lessor and, if different, the Owner may suffer or incur, whether directly or indirectly and which arise (and regardless of when the same are suffered or incurred) as a result of the purchase, ownership, maintenance, service repair, overhaul, delivery, possession, transfer of title or possession, import, export, storage, modification, leasing, inspection, refurbishment, replacement, transportation, storing, testing, design, sub-leasing, positioning, interchange, condition, environmental damage, use, operation, registration or redelivery of the Aircraft, any Engine, any Part and/or which otherwise relate to the Aircraft.

14.4.2	The Lessee will not be required to indemnify the Lessor and, if different, the Owner under Clause 14.4.1 to the extent the Tax for which the indemnity claim is made:

(a)	is covered pursuant to another indemnity provision of this Agreement and payment to the Lessor under such other indemnity has actually been received by the Lessor; or

(b)	arises as a result of any Lessor Lien or Excluded Tax.

14.5	VAT

14.5.1	For the purposes of this Clause 14.5:

(a)	VAT includes value added tax and any goods and services, sales or turnover tax, or charges of a similar kind.

(b)	Supply includes anything on which VAT is charged.

14.5.2	The Lessee must pay the Lessor or the relevant tax authority (as applicable) the amount of any VAT which is chargeable for any Supply relating to any obligation of the Lessee under any of the Transaction Documents.

14.5.3	If the Lessor is required under any of the Transaction Documents to reimburse the Lessee for any cost, expense or other amount incurred by the Lessee under such Transaction Document, if VAT is payable in respect of such cost, expense or other amount, the Lessor will pay such VAT.

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14.5.4	Each amount shown which the Lessee must pay under the Transaction Documents does not include VAT and if VAT is payable in respect of any amount, the Lessee shall pay all such VAT and shall indemnify the Lessor against any claims for the same (and where appropriate the Lessee shall increase the payments which would otherwise be required to be made hereunder so that the Lessor is left in the same position as it would have been in had no VAT been payable); and the Lessee shall provide evidence to the Lessor in respect of payment of any such VAT.

14.6	Currency protection

14.6.1	The Lessee agrees to indemnify each Indemnitee against any Loss which such Indemnitee suffers in converting any sum into Dollars if:

(a)	such Indemnitee receives an amount relating to the Lessee’s obligations in a different currency from that in which payments should be made under the Transaction Documents; or

(b)	the Lessee pays a judgment or claim in a different currency from that in which payments should be made under the Transaction Documents.

14.6.2	The Lessee waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency other than the contractual currency.

14.6.3	The Lessor will:

(a)	pay to the Lessee any currency gain which it has received from any conversion made by the Lessor relating to any event referred to in Clause 14.6.1; and

(b)	use all reasonable endeavours to procure payment to the Lessee by any other Indemnitee of any currency gain which such Indemnitee has received from any conversion made by such Indemnitee relating to any event referred to in Clause 14.6.1, provided that in each case no Event of Default has occurred and is continuing.

14.7	Tax on indemnity payments

The amount of any payment made under this Clause 14 (Indemnities) must take into account the Tax treatment of the payment and of the Loss in respect of which the payment is claimed so that the Indemnitee is fully compensated, after that Tax treatment has been taken into account, for the Loss for which the relevant claim is made.

14.8	Contest and indemnity payments

14.8.1	Provided no Event of Default shall have occurred and be continuing and without prejudice to the Lessee’s obligations pursuant to Clause 14.4 (Tax Indemnity), at the Lessee’s request and sole cost and expense, the computation of any amount payable by the Lessee pursuant to Clause 14.4 (Tax Indemnity) shall be verified by an independent accounting firm of international reputation selected by the Lessee and reasonably satisfactory to the Lessor. If the Lessor notifies the Lessee in writing that such accounting firm is not reasonably satisfactory to the Lessor, then another independent accounting firm of international reputation shall be selected by the Lessor and notified to the Lessee to verify the computation requested by the Lessee and at the Lessee’s sole cost and expense. Such computation by such other independent accounting firm shall be binding on the Lessor and the Lessee.

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14.8.2	If the Lessee disputes the payment of (i) any Taxes payable by the Lessor or any Indemnitee for which the Lessee is responsible under this Agreement or (ii) an amount payable by the Lessee pursuant to Clause 14.1 (General Indemnity), the Lessor will, provided that no Default has occurred and is continuing, consider with the Lessee in good faith, and if reasonably requested by the Lessee, shall take such action as is reasonably practicable and as the Lessee may reasonably request at the Lessee’s sole costs and expense to contest that payment, but neither the Lessor nor any Indemnitee will be obliged to take any such action which:

(i)	the Lessor or such Indemnitee reasonably considers may materially prejudice it; or

(ii)	the Lessor or such Indemnitee reasonably considers does not have a reasonable prospect of success; or

(iii)	involves a sum of less than ten thousand Dollars ($10,000).

14.8.3	Without limiting the Lessor’s right to pursue payment from the Lessee for a particular Loss under this Agreement, the Lessor will not be entitled to actually receive payment from the Lessee for the same Loss twice.

14.8.4	The Lessor agrees that:

(a)	it shall, as soon as reasonably practicable after it has actual knowledge of a claim or Loss for which it or any other Indemnitee wishes to claim indemnification from the Lessee hereunder, notify the Lessee of such claim or Loss;

(b)	to the extent that it can do so without (in the reasonable opinion of the Lessor or the relevant Indemnitee) being prejudiced in any way and without limiting in any way, the Lessor’s (or any other Indemnitee’s) rights to indemnification from the Lessee hereunder, it will not pay or settle any claim from a third party until it has notified the Lessee of such claim or Loss and if requested by the Lessee, consulted in good faith with the Lessee (at the Lessee’s reasonable cost) for up to thirty (30) days after the date of notification to the Lessee of such claim or Loss;

(c)	it will at the reasonable cost and expense of the Lessee consult and co- operate in good faith with the Lessee in taking such action (if any) as is reasonably practicable in order to avoid or mitigate such claim or Loss, provided always that the Lessor shall not be required to take such action:

(i)	if an Event of Default shall have occurred and shall be continuing;

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(ii)	unless adequate provision, reasonably satisfactory to the Lessor, shall have been made in respect of the third party claim and the costs thereof;

(iii)	if the Lessor or any Indemnitee considers that such action may materially prejudice it;

(iv)	if any such action involves a material risk of the sale, forfeiture or loss of, or the creation of a Security Interest (other than a Permitted Security Interest) over, the Aircraft, or if such action could in the reasonable opinion of the Lessor or any Indemnitee, give rise to any reasonable likelihood of criminal liability;

(v)	if the Lessor or any Indemnitee reasonably considers such action does not have a reasonable prospect of success; or

(vi)	if the sum involved is less than $10,000; and

(d)	to the extent that the Lessee indemnifies the Lessor or any Indemnitee in full in respect of any Loss under Clause 14.1.1 and the Lessor or such Indemnitee is subsequently reimbursed in full in respect of that Loss by any other person, the Lessor or such Indemnitee shall, provided no Default shall have occurred and be continuing, promptly pay to the Lessee an amount equal to the sum paid to it by the Lessee pursuant to Clause 14.1.1, less any Tax payable by the Lessor or such Indemnitee in respect of such reimbursement and less any costs and expenses incurred by the Lessor or such Indemnitee in obtaining such reimbursement (to the extent that Lessor or such Indemnitee is not reimbursed for such costs and expenses).

14.9	Tax credit

If the Lessor or the Owner, in good faith and based upon its own reasonable interpretation of any relevant laws or regulations, determines that it has realised a Tax benefit (by way of deduction, credit or otherwise) as a result of any payment which the Lessee has made under Clause 14.4 (Tax Indemnity) to or for the benefit of the Lessor or the Owner, the Lessor or the Owner (as applicable) shall (to the extent that it can do so without prejudice to the retention of the Tax benefit and subject to the Lessee’s obligation to repay such amount to the Lessor or the Owner (as applicable) if the Tax benefit is subsequently disallowed or cancelled) pay to the Lessee as soon as practicable after the Tax benefit has been realised (but not before the Lessee has made all payments and indemnities due and payable at that time to the Lessor or the Owner (as applicable) required under this Clause 14 (Indemnities) and so long as no Event of Default has occurred and is continuing) an amount which will ensure that (after taking account of the payment itself) the Lessor or the Owner (as applicable) is in no better and no worse position than it would have been if the Tax benefit had not been realised. Nothing in this Clause 14.9 shall:

14.9.2	interfere with the right of the Lessor and, if different, the Owner to arrange its Tax affairs in whatever manner it thinks fit; or

14.9.3	oblige the Lessor and, if different, the Owner to disclose any information relating to its Tax affairs or any Tax computations.

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15.	TOTAL LOSS

15.1	Risk of Loss

The Lessee will be responsible for all risks associated with a Total Loss throughout the Lease Period.

15.2	Total Loss: Airframe

15.2.1	If the Airframe suffers a Total Loss at any time prior to Delivery, this Agreement will immediately terminate and neither party will have any further obligations hereunder except as expressly stated and save for accrued rights, obligations and claims and any obligations expressed to survive the termination of this Agreement provided that the Lessor shall, within five (5) Business Days, repay to the Lessee an amount equal to the balance of the Security Deposit paid by the Lessee.

15.2.2	If the Airframe suffers a Total Loss at any time after Delivery:

(a)	the Lessee will pay the Agreed Value to the Loss Payee on the Total Loss Payment Date together with any unpaid Rent calculated up to and including that date (except in circumstances where the Total Loss arises as a result of the operation of paragraph (c) and (d) of the definition of Total Loss and on or prior to the Total Loss Payment Date, the Lessee recovers full possession of the Aircraft, in which case no Total Loss shall be deemed to have occurred);

(b)	the Lessee will continue to perform those of its obligations that remain capable of performance (including, for the avoidance of doubt, the payment of Rent) up to and including the Total Loss Payment Date; and

(c)	subject to the rights of any insurers, reinsurers or other third party, upon irrevocable payment in full of the Agreed Value to the Loss Payee and all other amounts which may be payable by the Lessee under this Agreement, the Lessor will transfer (or procure that the Owner transfers) all of its rights, title and interest in and to the Aircraft (including each Engine) to the Lessee or its nominee and will return to the Lessee any surplus proceeds of hull insurance in respect of such Total Loss received by the Lessor over and above the amount of such Agreed Value (to the extent not applied to another payment obligation of the Lessee). Ownership will be transferred on an "as-is, where-is" basis without any recourse or warranty except that there are no Lessor Liens and that the Lessor will execute or cause to be executed and delivered such bills of sale and other documents and instruments as the Lessee may reasonably request to evidence (on the public record or otherwise) the transfer and the vesting of the Owner’s rights, title and interest in and to the Aircraft in the Lessee, free and clear of all rights of the Owner and any Lessor Liens. The Lessee shall indemnify the Lessor and the Owner for all fees and expenses properly incurred and Taxes incurred by the Lessor or the Owner resulting from their compliance with this Sub-Clause 15.2.2(c).

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15.3	Total Loss: Engine or Part

15.3.1	If an Engine or a Part suffers a Total Loss which does not also involve a Total Loss of the Airframe (and as if, for these purposes, all references in the definition of "Total Loss" to "Aircraft" were to "Engine" or "Part" as the context may require) the Lessee shall:

(a)	in the case of a lost Engine, APU or Landing Gear notify the Lessor promptly after becoming aware of the same;

(b)	replace the lost Engine or lost Part with a Replacement Engine or Replacement Part (as applicable) in accordance with Sub-Clause 15.3.2 below; and

(c)	continue to pay Rent and all other sums due under this Agreement as if the Total Loss had not occurred.

15.3.2	As soon as practicable after the Total Loss referred to in Sub-Clause 15.3.1 above and in any event within ninety (90) days of the occurrence thereof, the Lessee shall replace the lost Engine or lost Part at its own expense with a Replacement Part or Replacement Engine in accordance with Clause 10.3 (Permanent replacement of Engines and Parts).

15.3.3	After the Lessee has carried out all of its obligations under this Clause 15.3, and unless the insurers are entitled to the replaced Engine or Part as salvage, the Lessor will, if requested, make sure that the Owner will transfer ownership of the replaced Engine or Part to the Lessee or its nominee. Ownership will be transferred on an "as-is, where-is" basis without any recourse or warranty except that there are no Lessor Liens and that the Lessor will execute or cause to be executed and delivered such bills of sale and other documents and instruments as the Lessee may reasonably request to evidence (on the public record or otherwise) the transfer and the vesting of the Owner’s rights, title and interest in and to such Engine or Part in the Lessee, free and clear of all rights of the Owner and any Lessor Liens. The Lessee shall indemnify the Lessor and the Owner for all fees and expenses properly incurred and Taxes incurred by the Lessor or the Owner resulting from their compliance with this Sub-Clause 15.3.3.

16.	REQUISITION

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17.	INSURANCE

17.1	General Requirements

17.1.1	The Lessee will keep the Aircraft covered by Insurance at all times during the Lease Period as required by this Clause 17 (Insurance) and Schedule 9 (Insurance Requirements). The Lessor acknowledges that the Lessee currently provides insurance coverage through its fleet policy with Marsh Ltd. acting as Insurance Broker, and the Lessor confirms that these arrangements meet its current requirements as at the date of this Agreement.

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17.1.2	All insurance premiums and other costs of maintaining the Insurance will be for the account of the Lessee.

17.1.3	The Lessee will ensure that each certificate of Insurance is in form and substance having regard to standard industry practice in the London, New York or any internationally recognised aviation insurance market.

17.2	Specific Requirements

The specific requirements of the Lessor, at the date of this Agreement, with respect to Insurance for the Aircraft are set out in Schedule 9 (Insurance Requirements).

17.3	Insurance Covenants

17.3.1	The Lessee will comply with each Insurance policy and will not do or omit to do anything, or permit any act or omission, which:

(a)	results in or could reasonably be expected to result in the Insurance not being valid in any respect or which renders it or which could reasonably be expected to render it wholly or partially void or voidable; or

(b)	could reasonably be expected to bring any particular liability, that would otherwise be covered by the Insurance, if a claim were made, within the scope of an exclusion from or an exception to it; or

(c)	results in any alteration to, or the creation of any Security Interest (other than a Permitted Security Interest) in, the Insurances and which could reasonably be expected to prejudice the interests of any Indemnitee; or

(d)	is in breach of or does not comply with Applicable Regulations as regards insurance requirements for the Aircraft.

17.3.2	The Lessee shall:

(a)	not without the prior notice to the Lessor take out any insurance or reinsurance in respect of the Aircraft (other than relating solely to hull total loss, loss of use insurance, profit commission, engine breakdown cover and/or deductibles risk insurance) other than that required under this Agreement;

(b)	be responsible for any deductible under the Insurances;

(c)	provide any other insurance and reinsurance related information or assistance in respect of the Insurances that the Lessor or the Security Trustee may reasonably require, including, without limitation, in relation to the expiry and/or renewal of the Insurances;

(d)	not settle any claim in excess of the Partial Loss Threshold in respect of physical damage arising under any of the Insurances in respect of any loss or damage without the prior written notice to the Lessor, acting reasonably; and

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(e)	notify the Lessor in writing of any payments of proceeds of Insurances that it receives in respect of the Aircraft in amounts exceeding the Partial Loss Threshold.

17.3.3	The Lessee will start renewal procedures at least thirty (30) days prior to the expiry of any policy of Insurance and provide to the Lessor:

(a)	upon reasonable request from time to time, an update on the status of negotiations for renewal;

(b)	on or prior to each renewal date (subject to such Insurance Broker customarily providing such at that time) confirmation from the relevant Insurance Broker that the insurance coverage required to be effected in accordance with this Agreement has been renewed prior to the expiry of the current policy;

(c)	certificates of insurance (and where appropriate, reinsurance) and a Broker’s Letter of Undertaking, detailing the coverage of each policy and (subject to the Insurance Broker confirming such in its customary form of certificate of insurance) confirming the agreement of the approved underwriters to the specific insurance requirements of this Agreement or specifying this Agreement as a “Contract” for the purposes thereof, no later than seven (7) Business Days after each renewal date; and

(d)	such other information regarding the Insurance as the Lessor may reasonably require.

17.4	Failure to Insure

If the Lessee fails to insure the Aircraft in accordance with this Agreement:

17.4.1	any Indemnitee may (but is not obliged to) pay outstanding premiums or effect alternative insurance in respect of the Aircraft and any cost incurred by an Indemnitee in the exercise of this right will be reimbursed by the Lessee on demand; and

17.4.2	the Lessor may (but is not obliged to) require the Aircraft to be grounded and to remain there until it is once again insured in accordance with this Agreement.

17.5	Continuation of Insurance

17.5.1	The Lessee will maintain liability insurance after the Expiry Date to cover the Lessee’s continuing liability under the indemnities in Clause 14.1 (General Indemnity), until the earlier of:

(a)	second anniversary of the Expiry Date; or

(b)	the first C Check to be performed after Redelivery.

17.5.2	Each Indemnitee will be named as additional insured under the insurance maintained under Clause 17.5.1 and neither the Lessee ceasing to lease the Aircraft, nor the Indemnitees ceasing to have any interest in it, will affect the Lessee’s obligations under this Clause 17 (Insurance).

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17.6	Application of Insurance Proceeds

The proceeds of any policy of Insurance will be applied in accordance with Schedule 9 (Insurance Requirements).

18.	RETURN OF THE AIRCRAFT

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19.	EVENTS OF DEFAULT

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20.	REMEDIES

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20.4	Sale or re-lease of the Aircraft

Upon any such termination as is mentioned in Clause 20.1 (Rights), the Lessor may sell or re-lease or otherwise deal with the Aircraft at such time and in such manner and on such terms as the Lessor considers appropriate in its absolute discretion, free and clear of any interest of the Lessee, as if this Agreement had never been entered into.

20.5	Deregistration

Upon any such termination as is mentioned in Clause 20.1 (Rights), the Lessee shall cooperate with the Lessor, to enable the Lessor to effect or cause to be effected deregistration of the Aircraft from the State of Registration and the export of the Aircraft from the country where the Aircraft is for the time being situated and any other steps necessary to enable the Aircraft to be redelivered to the Lessor in accordance with this Agreement.

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21.	ILLEGALITY

21.1	If a Lessor Illegality Event or a Lessee Illegality Event occurs then, subject always to Clause 21.2, the Lessor may by notice in writing to the Lessee terminate the leasing of the Aircraft under this Agreement, such termination to take effect on the earlier of (a) the latest date on which the Lessor or the Lessee, as the case may be, may continue such leasing and perform their respective obligations hereunder without being in breach of Applicable Regulations and, (b) the date on which the Lessor determines (acting reasonably) that it must give notice in writing to the Lessee to terminate the leasing of the Aircraft under this Agreement to ensure that its rights under this Agreement and in and to the Aircraft are not adversely affected as a result of the occurrence of the relevant Lessor Illegality Event or Lessee Illegality Event, as the case may be (the "Effective Date"), and:

21.1.1	in case of a Lessee Illegality Event: the Lessee shall as soon as reasonably practicable and in any event within ten (10) Business Days of the Effective Date (or such longer period as the Lessor may agree) redeliver the Aircraft to the Lessor in accordance with Clause 18 (Return of the Aircraft) and (a) the Lessee shall pay to the Lessor amounts equal to those specified in Clause 20.3 (Payments) and (b) the Lessor shall promptly thereafter refund to the Lessee an amount equal to the balance of the Security Deposit (to the extent received by the Lessor). The provisions of Clause 20.4 (Sale or re-lease of the Aircraft) and 20.5 (Deregistration) shall apply in respect of any such termination; or

21.1.2	in case of a Lessor Illegality Event: the Lessee shall as soon as reasonably practicable and in any event within ten (10) Business Days of the Effective Date (or such longer period as the Lessor may agree) redeliver the Aircraft to the Lessor in accordance with Clause 18 (Return of the Aircraft) but with the redelivery conditions set out in Clause 21.3 (Return Condition applicable to Lessor Illegality) applying instead of those return conditions set out in Schedule 10 (Redelivery). The provisions of Clause 20.5 (Deregistration) shall apply in respect of any such termination.

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22.	DISCLAIMER

22.1	Exclusion

The Aircraft is to be leased and delivered “as is, where is”, that is in its actual state and condition at Delivery and the Lessee agrees and acknowledges that, save as expressly stated in this Agreement:

22.1.1	none of the Lessor, the Owner, the Security Trustee, the Financiers, the Servicer or any other Indemnitee (collectively, the “Protected Parties”) will have any liability to the Lessee or any other person in relation to, and no Protected Party has made or given, nor will be deemed to have made or given (whether by virtue of having done or failed to do any act or having acquired or failed to acquire any status under or in relation to this Agreement or otherwise), any warranties or representations, express or implied, with respect to the Aircraft, including (but not limited to) the description, airworthiness, compliance with specifications, operation, merchantability, satisfactory quality, freedom from infringement of patent or other proprietary rights, fitness for any particular use or purpose, value, durability, condition, or design or as to the quality of the material or workmanship, the absence of latent or other defects, whether or not discoverable, or as to any other matter whatsoever, express or implied (including any implied warranty from a course of performance, dealing, usage or trade with respect to the Aircraft); and

22.1.2	no Protected Party will have any obligation or liability whatsoever to the Lessee (whether arising in contract or in tort, and whether arising by reference to negligence or strict liability of the Protected Parties or otherwise) for:

(a)	any liability, loss or damage caused or alleged to be caused directly or indirectly by the Aircraft or by any inadequacy thereof or deficiency or defect therein or by any other circumstance in connection therewith;

(b)	the use, operation or performance of the Aircraft or any risks relating thereto;

(c)	any interruption of service, loss of business or anticipated profits or any other direct, indirect or consequential loss or damage; or

(d)	the delivery, operation, servicing, maintenance, repair, improvement or replacement of the Aircraft.

22.2	Waiver

The Lessee hereby waives, as between itself and the Protected Parties:

22.2.1	all its rights in respect of any condition, warranty or representation, express or implied, on the part of the Protected Parties; and

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22.2.2	all claims against the Protected Parties, however and whenever arising,

in each case, in respect of or out of any of the matters referred to in Clause 22.1 (Exclusion) and save as expressly stated in this Agreement.

22.3	Confirmation

The Lessee confirms that it is fully aware of the provisions of Clause 22.1 (Exclusion) and acknowledges that the Rent and other amounts payable under this Agreement have been calculated based on its provisions.

23.	ASSIGNMENT AND TRANSFER

23.1	Benefit of Agreement

This Agreement shall be binding on and enure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees.

23.2	No Lessee Transfer or Security Interest

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23.3	Transfer by Lessor

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23.5	Conditions to any Absolute Assignment

In relation to any Absolute Assignment by the Lessor:

23.5.1	neither the assignee nor any of its Affiliates shall be engaged in any airline business activity that directly competes with that of the Lessee or any of its Leasing Affiliates;

23.5.2	the Lessor will procure that the proposed assignee shall have executed and delivered to the Lessee on or prior to the occurrence of the Absolute Assignment an undertaking substantially in the form of Clause 7.1 (Quiet enjoyment);

23.5.3	completion of such Absolute Assignment does not affect the Lessee’s or the operator of the Aircraft under a Permitted Sublease or Approved Interchange Agreement quiet enjoyment of the Aircraft and does not cause unreasonable interruption to the normal business operations of the Lessee or the operator of the Aircraft under a Permitted Sublease or Approved Interchange Agreement;

23.5.4	if such Absolute Assignment occurs after Delivery the Lessor, upon receipt of reasonably satisfactory documentary evidence, shall reimburse to the Lessee an amount equal to all out-of-pocket costs and expenses including reasonable legal expenses properly incurred by the Lessee in connection with such Absolute Assignment no later than ten (10) Business Days following the date of receipt of an invoice documenting such costs and expenses;

23.5.5	the Lessor shall pay to Lessee the Lessee Fee no later than ten (10) Business Days following such Absolute Assignment;

23.5.6	as at the date of such Absolute Assignment, the Lessee will not be in breach of any Applicable Regulations (including any Applicable Regulations that may have been enacted as at the date thereof but which Applicable Regulations have not come into effect) as a consequence of such Absolute Assignment;

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23.5.7	except as otherwise agreed by the Lessee, the Lessee shall incur no greater financial obligations under this Agreement and other than as provided by this Agreement, the Lessee’s obligations under this Agreement shall not be increased and the Lessee’s rights under this Agreement shall not be diminished as a result of such assignment, in each case, based on Applicable Regulations in effect as at the date of such assignment (including any Applicable Regulations that may have been enacted as at the date thereof but which Applicable Regulations have not come into effect) provided that this paragraph shall not apply to any increase in the number of Indemnitees; and

23.5.8	the Lessee (acting reasonably) shall receive sufficient information in respect of the assignee to enable the Lessee to perform the Lessee’s know your customer checks on such transferee.

23.6	Conditions to any Security Transfer

In relation to any Security Transfer by the Lessor:

23.6.1	the Lessor will procure that any transferee holding title to, or a Security Interest over, the Aircraft shall have executed and delivered to the Lessee a quiet enjoyment undertaking substantially in the form of the Security Trustee’s Quiet Enjoyment Letter, upon acquiring such title or Security Interest;

23.6.2	completion of such Security Transfer does not affect the Lessee’s or the operator of the Aircraft under a Permitted Sublease or Approved Interchange Agreement quiet enjoyment of the Aircraft and does not cause unreasonable interruption to the normal business operations of the Lessee or operator of the Aircraft under a Permitted Sublease or Approved Interchange Agreement;

23.6.3	the Lessor, upon receipt of reasonably satisfactory documentary evidence, shall reimburse to the Lessee an amount equal to all out-of-pocket costs and expenses including reasonable legal expenses properly incurred by the Lessee in connection with such Security Transfer occurring after Delivery no later than ten (10) Business Days following the date of receipt of an invoice documenting such costs and expenses;

23.6.4	unless the Lessee is not required to execute any agreements in relation to such Security Transfer, the Lessor shall pay to Lessee the Lessee Fee no later than ten (10) Business Days following such Security Transfer;

23.6.5	as at the date of such Security Transfer, the Lessee will not be in breach of any Applicable Regulations (including any Applicable Regulations that may have been enacted as at the date thereof but which Applicable Regulations have not come into effect) as a consequence of such Security Transfer; and

23.6.6	except as otherwise agreed by the Lessee, the Lessee shall incur no greater financial obligations under this Agreement and other than as provided by this Agreement, the Lessee’s obligations under this Agreement shall not be increased and the Lessee’s rights under this Agreement shall not be diminished as a result of such Security Transfer, in each case, based on Applicable Regulations in effect as at the date of such Security Transfer (including any Applicable Regulations that may have been enacted as at the date thereof but which Applicable Regulations have not come into effect) provided that this paragraph shall not apply to any increase in the number of Indemnitees.

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23.7	Conditions to any Head Lease

In relation to any Head Lease by the Lessor:

23.7.1	neither the new Owner nor any of its Affiliates shall be engaged in any airline business activity that directly competes with that of the Lessee or any of its Leasing Affiliates;

23.7.2	the Lessor will procure that any new Owner holding title to the Aircraft shall have executed and delivered to the Lessee an undertaking substantially in the form of Clause 7.1 (Quiet enjoyment) (or such other form as the Lessee, acting reasonably, may agree with such transferee) upon acquiring such title;

23.7.3	closing of such Head Lease does not affect the Lessee’s or the operator of the Aircraft under a Permitted Sublease or Approved Interchange Agreement quiet enjoyment of the Aircraft and does not cause unreasonable interruption to the normal business operations of the Lessee or the operator of the Aircraft under a Permitted Sublease or Approved Interchange Agreement;

23.7.4	the Lessor, upon receipt of reasonably satisfactory documentary evidence, shall reimburse to the Lessee an amount equal all out-of-pocket costs and expenses including the reasonable legal expenses properly incurred by the Lessee in connection with such Head Lease established after Delivery no later than ten (10) Business Days following the date of receipt of an invoice documenting such costs and expenses;

23.7.5	as at the date of such Head Lease, the Lessee will not be in breach of any Applicable Regulations (including any Applicable Regulations that may have been enacted as at the date thereof but which Applicable Regulations have not come into effect) as a consequence of such Head Lease; and

23.7.6	except as otherwise agreed by the Lessee, the Lessee shall incur no greater financial obligations under this Agreement and other than as provided by this Agreement, the Lessee’s obligations under this Agreement shall not be increased and the Lessee’s rights under this Agreement shall not be diminished as a result of such Head Lease, in each case, based on Applicable Regulations in effect as at the date of such Head Lease (including any Applicable Regulations that may have been enacted as at the date thereof but which Applicable Regulations have not come into effect) provided that this paragraph shall not apply to any increase in the number of Indemnitees.

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23.8	Introduction/Change of Financiers

23.8.1	Subject to Clause 23.10 (Conditions to Change of Financiers), the Lessee acknowledges that the Lessor, the Owner and/or the Financiers may from time to time finance or refinance the Aircraft and/or restructure the financing arrangements contemplated by the Financing Documents (which may include, without limitation, the imposition or substitution of any Head Lease or a tax structured lease, tranched debt, sale of receivables or securitisation) and may, in connection therewith, enter into new Financing Documents. At or about the time of completion of any such financing or restructuring, the Lessor shall deliver a written notice (a “Financing Notice”) to the Lessee identifying the new Financiers and their respective jurisdiction of incorporation, and the Lessee shall (without prejudice to the Lessee’s obligations under Clause 12.1 (Title protection)):

(a)	at the Lessor’s cost, (i) co-operate with the Lessor filing the Financiers’ Security Interests created pursuant to the finance or refinance of the Aircraft and/or restructure the financing arrangements contemplated by the Financing Documents on each relevant register of the Aviation Authority and, if applicable the Habitual Base and (ii) co-operate with the Lessor filing in relation to the interests of any Financier in the Aircraft. Notwithstanding the foregoing, if the Lessee is the only party with the legal standing or practical ability to file any Financier’s Security Interests, the Lessee agrees to make such filing;

(b)	at the Lessor’s cost, provide a replacement Deregistration Power of Attorney, if applicable, an Aviation Authority Letter and, if applicable, an IDERA, in favour of the Lessor and/or the Security Trustee or the relevant Financier as applicable, and, in the case of any IDERA, which has been recorded with the Aviation Authority;

(c)	at the Lessor’s cost, replace the name-plates required by Clause 12.1 (Title protection) to record any change in the identity of any relevant Financier (if appropriate);

(d)	procure a revised certificate of insurance naming the new Financiers as additional insured and noting any new Financing Document; and

(e)	execute and deliver in favour of any such new Financiers, a Notice and Acknowledgement.

23.8.2	If, pursuant to the introduction of, or a change in the identity of, any Financiers in accordance with the terms of this Agreement, a person ceases to be a Financier, notwithstanding such change, such person (and its related Indemnitees) shall remain Indemnitees and entitled to the benefit of each indemnity expressed to be for the benefit of the Indemnitees and to the liability insurance cover required by Clauses 17 (Insurance), 23 (Assignment and Transfer) and Schedule 9 (Insurance Requirements) until the earlier of (i) the first C Check to be performed after such change or (ii) the second anniversary of such change. The Lessee’s obligation under this Clause 23.8.2 shall not be affected by the Lessee ceasing to be the lessee of the Aircraft.

23.9	Financing Documents

The Lessee acknowledges that the Lessor will not be obliged to disclose the content of, or provide copies of, any Financing Document to the Lessee.

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23.10	Conditions to Change of Financiers

In connection with any change of Financiers detailed in Clause 23.8 (Introduction/Change of Financiers):

23.10.1	the Lessor will procure that any new Financiers holding title to, or a Security Interest over, the Aircraft shall have executed and delivered to the Lessee a quiet enjoyment undertaking substantially in the form of the Security Trustee’s Quiet Enjoyment Letter upon acquiring such title or such Security Interest;

23.10.2	completion of such change of Financiers does not affect the Lessee’s or the operator of the Aircraft under a Permitted Sublease or Approved Interchange Agreement quiet enjoyment of the Aircraft and does not cause unreasonable interruption to the normal business operations of the Lessee or the operator of the Aircraft under a Permitted Sublease or Approved Interchange Agreement;

23.10.3	unless the Lessee is not required to execute any agreements in relation to such change of Financiers, the Lessor shall pay to Lessee the Lessee Fee no later than ten (10) Business Days following such change of Financiers;

23.10.4	as at the date of such change, the Lessee will not be in breach of any Applicable Regulations (including any Applicable Regulations that may have been enacted at the date thereof but which Applicable Regulations haven to come into effect) as a consequence of such change;

23.10.5	the Lessor, upon receipt of reasonably satisfactory documentary evidence, shall reimburse to the Lessee an amount equal to all out-of-pocket costs and expenses including reasonable legal expenses and out of pocket expenses properly incurred by the Lessee in connection with the change of Financiers no later than ten (10) Business Days following the date of receipt of an invoice documenting such costs and expenses; and

23.10.6	except as otherwise agreed by the Lessee, the Lessee shall incur no greater financial obligations under this Agreement and other than as provided by this Agreement, the Lessee’s obligations under this Agreement shall not be increased and the Lessee’s rights under this Agreement shall not be diminished as a result of such change of Financier, in each case, based on Applicable Regulations in effect as at the date of such change of Financier (including any Applicable Regulations that may have been enacted as at the date thereof but which Applicable Regulations have not come into effect) provided that this paragraph shall not apply to any increase in the number of Indemnitees.

24.	MISCELLANEOUS

24.1	Notices

All notices under or in connection with this Agreement will unless otherwise stated be given in writing by letter, or by electronic mail (including by pdf format). Any consent or permission from the Lessor must be in writing. Any notice will be deemed to have been delivered as follows:

24.1.1	if the notice is by letter, it will be effective when it is delivered; and

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24.1.2	if the notice is by e-mail, when the email message is sent, provided that the message is in legible form and no message is received by the sender indicating that such message has not been received by or delivered to the intended recipient.

The current address and phone numbers and email address of the Lessor and the Lessee are in Part B of Schedule 8 (Reporting & Notices) and may only be amended by notice in writing.

24.2	Language

All notices and documents to be given under this Agreement must be in English. If they are not in English, they must be given with a certified English translation. If there is any difference between the English version of this Agreement and any version in any other language, the English version will apply.

24.3	Rights

24.3.1	The parties’ rights under this Agreement may be used as often as that party considers appropriate, are cumulative and apply in addition to its rights under any law.

24.3.2	A party hereto only loses any of its rights if it specifically waives them in writing. If a party hereto decides not to use any of its rights or delays in using such rights, that does not mean it cannot exercise such rights at a future date.

24.4	Certificates

Any certificate or decision given by the Lessor about any rate of interest or any other amount due under this Agreement will be presumed to be correct, save in the case of manifest error.

24.5	Application of receipts

If any amount the Lessee pays or the Lessor recovers from the Lessee under this Agreement is less than the amount then due, the Lessor may use the funds in any proportion the Lessor chooses towards the any other amounts due.

24.6	Severability

If a provision of this Agreement is or becomes illegal, invalid or cannot be enforced, in any jurisdiction that will not affect:

24.6.1	the legality, validity or enforceability in that jurisdiction of any of the other provisions of this Agreement; or

24.6.2	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

24.7	Expenses

24.7.1	Except as expressly provided in this Agreement, each party shall bear its own fees, costs and expenses in connection with the preparation, negotiation and completion of this Agreement and the other Transaction Documents (including the fees and expenses of its own legal, tax or other advisors).

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24.7.2	Any fees, costs and expenses arising pursuant to amendments to this Agreement or the other Transaction Documents requested by the Lessor or the Lessee shall be borne by the relevant party requesting such amendments or as otherwise mutually agreed.

24.8	Time of essence

The time stipulated in this Agreement for all payments by either party hereto to the other and for the performance of each party’s obligations under this Agreement is of the essence.

24.9	The whole agreement

This Agreement and the other Transaction Documents is the whole agreement between the Lessor and the Lessee for leasing the Aircraft and replaces all previous agreements. This Agreement can only be amended in writing signed by both parties.

24.10	Counterparts

Any Transaction Document may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart shall constitute an original of the relevant Transaction Document, but together the counterparts shall constitute one document. Delivery of a counterpart of any Transaction Document by e-mail attachment or telecopy shall be an effective mode of delivery.

24.11	Set-off

At any time following the occurrence of an Event of Default which is continuing, the Lessor may set-off any debt owed by the Lessee under the Transaction Documents against any debt the Lessor owes the Lessee under the Transaction Documents. This can happen in any currency even if the debts are owed in different currencies. If the debts are in different currencies, the Lessor may convert either debt at the market rate of exchange available in London or New York. If the amount of a debt is unknown, the Lessor may estimate the amount. Any difference between the estimated debt and the actual debt will be paid by either the Lessor or the Lessee, as appropriate, when the amount becomes known.

24.12	Lease manager

The Lessor hereby notifies the Lessee that it has appointed Avolon Aerospace Leasing Limited as its agent to act on its behalf under this Agreement generally. Accordingly, the Lessor agrees that until the earlier of (i) the termination of this Agreement and (ii) written notification to the Lessee from the Lessor to the contrary, the Lessee shall, without enquiry, be entitled to rely upon any notice or communication received from the Servicer as if it had been received from the Lessor and any such notice or communication shall be treated as a notice or communication from the Lessor for all purposes of this Agreement. For the avoidance of doubt, to the extent that the Lessee performs its obligations under this Agreement in favour of the Servicer such performance shall discharge pro tanto the Lessee’s obligations to the Lessor under this Agreement. However, except as provided in this Agreement, the Servicer’s appointment to act as lease manager shall not in any way diminish any of the Lessee’s rights under this Agreement or render its obligations or liabilities under this Agreement more onerous.

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24.13	Delegation

The Lessor may delegate to the Servicer or any other person or persons all or any of the rights, powers or discretions vested in it by this Agreement and any such delegation may be made upon such terms and conditions as the Lessor in its absolute discretion thinks fit. Notwithstanding such delegation, the Lessor remains responsible to the Lessee for the performance of its obligations under this Agreement and any other Transaction Document.

24.14	Further assurances

24.14.1	Each party shall, and shall use all reasonable endeavours to procure that third parties shall, execute and sign such documents and do such acts and things as any other party shall reasonably request in order to carry out the intended purpose of this Agreement or to establish, perfect, preserve or enforce that party’s rights under this Agreement.

24.14.2	Unless otherwise agreed in this Agreement, the reasonable out-of-pocket expenses incurred by a party pursuant to this Clause 24.14 shall be borne by the party which makes a request hereunder.

24.15	Amendments

The terms of this Agreement are only capable of amendment with the written consent of the parties hereto and any such amendment will be binding on all parties.

25.	LAW

25.1	Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

25.2	Jurisdiction

During the pendency of the Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over all disputes arising under or related to this Agreement, all other Transaction Documents and any non-contractual obligation arising out of or in connection with any of them. The Lessor and the Lessee irrevocably submit to and accept the jurisdiction of the Bankruptcy Court during the pendency of the Lessor’s Chapter 11 Case and, to the extent the reference to the Bankruptcy Court is withdrawn, the U.S. District Court for the Southern District of New York. However, to the extent the Bankruptcy Court (or, to the extent the reference to the Bankruptcy Court is withdrawn, the U.S. District Court for the Southern District of New York) lacks jurisdiction over, or abstains from hearing, any such dispute, the Parties agree that only the English courts may hear and adjudicate such dispute in accordance with this Agreement.

Following the earlier of the substantial consummation of a plan for the Lessee or the closing of the Chapter 11 Cases the courts of England shall have exclusive jurisdiction to settle any disputes arising out of or in connection with this Agreement and any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

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25.3	Process agents

25.3.1	The Lessee appoints the London office of LATAM Airlines Group S.A., currently located at Room 2038, Second Floor, D’Albiac House, Cromer Road, Heathrow Airport, London TW6 1SD, England, as its agent for service of process in England to be served with court documents relating to this Agreement. The Lessee must maintain a valid agent for receipt of process in England from the date of this Agreement until the Expiry Date and may not change the identity of such agent without giving prior notice to the Lessor.

25.3.2	The Lessee agrees that if its process agent does not notify the Lessee about any court documents served on it, this will not affect the proceedings concerned.

25.3.3	The Lessee agrees that court documents can be served on it by faxing, posting or hand delivering a copy to its process agent at the address above.

25.3.4	The Lessor appoints Bolt Burden, Providence House, Providence Place, Islington, London, N1 0NT, England, (Attention: Matthew Miller and Timothy Lucas) as its process agent in England to be served with court documents relating to this Agreement. The Lessor must maintain a valid agent for receipt of process in England from the date of this Agreement until the Expiry Date and may not change the identity of such agent without giving prior notice to the Lessee.

25.3.5	The Lessor agrees that if its process agent does not notify the Lessor about any court documents served on it, this will not affect the proceedings concerned.

25.3.6	The Lessor agrees that court documents can be served on it by faxing, posting or hand delivering a copy to its process agent at the address above.

25.4	Courts

Each party hereto agrees that:

25.4.1	During the pendency of the Chapter 11 Cases, it will not object to the Bankruptcy Court being used for any disputes regarding this Agreement;

25.4.2	A Final Order of the Bankruptcy Court issued during the pendency of the Chapter 11 Cases, regarding this Agreement is final and binding and can be enforced elsewhere in the world subject to the exhaustion of any applicable appeals and subject to Applicable Regulations

25.4.3	Following the earlier of the substantial consummation of a plan for the Lessee or the closing of the Chapter 11 Cases, it will not object to the courts of England being used for any disputes regarding this Agreement; and

25.4.4	Following the earlier of the substantial consummation of a plan for the Lessee or the closing of the Chapter 11 Cases, a judgment or order of a court of England regarding this Agreement is final and binding and can be enforced elsewhere in the world, subject to Applicable Regulations.

25.5	Lessor’s rights

25.5.1	Following the earlier of the substantial consummation of a plan for the Lessee or the closing of the Chapter 11 Cases, notwithstanding Clause 25.2 (Jurisdiction) above, the Lessor may commence proceedings: (a) in any other court of competent jurisdiction; and (b) concurrently in more than one jurisdiction. Each of the Lessor and the Lessee irrevocably submits to the jurisdiction of any such court and waives any objection to the exercise of such jurisdiction.

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25.5.2	Following the earlier of the substantial consummation of a plan for the Lessee or the closing of the Chapter 11 Cases, notwithstanding Clause 25.2 (Jurisdiction) above, the Lessee may commence proceedings: (a) in any other court of competent jurisdiction; and (b) concurrently in more than one jurisdiction, in relation to any breach of (i) the Lessor’s covenant of quiet enjoyment contained in Clause 7.1 (Quiet enjoyment) or (ii) the Security Trustee’s quiet enjoyment covenant contained in any Security Trustee’s Quiet Enjoyment Letter. Each of the Lessor and the Lessee irrevocably submits to the jurisdiction of any such court and waives any objection to the exercise of such jurisdiction.

25.6	Waiver of sovereign immunity

Each party hereto irrevocably and unconditionally:

25.6.1	agrees that if the other party brings legal proceedings against it or its assets in relation to this Agreement or any other Transaction Document no immunity from such legal proceedings (which will be deemed to include without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

25.6.2	waives any such right of immunity which it or its assets now has or may in the future acquire; and

25.6.3	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

25.7	Cape Town Immunity

Each party hereto hereby waives any immunity from suit, from the jurisdiction of any court or from any legal or judicial process or remedy and, without limiting the generality of the foregoing, each party hereto hereby waives in accordance with Article XXII of the Cape Town Aircraft Protocol any sovereign immunity from jurisdiction of the courts specified in Clause 25.2 (Jurisdiction) or relating to the enforcement of rights and interests relating to the Aircraft, the Airframe and/or any Engine. This Clause 25.7 shall only be effective if the Cape Town Convention comes into force in the State of Registration.

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26.	CONFIDENTIALITY

The Lessor and the Lessee agree that the Transaction Documents are to be kept confidential. Neither party (including its respective officers, directors, agents and advisors) will disclose any information from or in connection with the Transaction Documents without the consent of the other which consent shall not be unreasonably withheld or delayed, except for:

26.1.1	disclosures made by the Lessor to actual or potential assignees and transferees who the Lessor expects to satisfy the assignment and transfer criteria in Clause 23 (Assignment and Transfer) (as applicable), financiers and/or rating agencies or to their respective professional advisors, provided that, in each case, such persons are required to have entered into a confidentiality agreement or are subject to professional obligations to maintain such confidentiality;

26.1.2	disclosures made by either party to its professional advisers (including lawyers), insurers, auditors, servicers, managers or as may be required by Applicable Regulations;

26.1.3	disclosures made by the Lessor to its Affiliates;

26.1.4	disclosures made by the Lessee to its Affiliates; and

26.1.5	disclosures made to tax authorities following a request by a tax authority.

The confidentiality obligations shall be subject to the Lessee’s obligations as a Chapter 11 Debtor and the Lessee shall be permitted to disclose a copy of this Agreement to (i) the advisors for the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases on a “professional eyes only” basis (ii) the lenders party to that certain Super-Priority Debtor-in-Possession Term Loan Agreement on a confidential basis and (iii) the advisors to the Ad Hoc Group of LATAM Bondholders on a “professional eyes only” basis.

27.	THIRD PARTY RIGHTS

The parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Act”) by any person who is not a party to this Agreement, provided that each Indemnitee may enforce its rights under this Agreement in accordance with the terms of the Act. The parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a party to this Agreement.

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THIS AGREEMENT has been entered into on the date shown at the beginning of this Agreement.

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Schedule 1
Definitions and Interpretation

Part A
Definitions

In this Agreement:

Schedule 71“12 Year Structural Check” has the meaning ascribed to it in Part B of Schedule 7.

1“Absolute Assignment” has the meaning given to such term in Clause 23.3.1(d).

“Absolute Transfer” has the meaning given to such term in Clause 23.3.1(c).

“Acceptance Certificate” means the acceptance certificate in substantially the form of Schedule 5 (Form of Acceptance Certificate).

“Affiliate” in relation to any person means any person directly or indirectly controlling, controlled by or under common control with that person.

“Agent” means, as at the Delivery Date, J.P. Morgan AG as ECA facility agent and thereafter the person or persons appointed as agent of the Financiers pursuant to the Financing Documents and any other person identified as an “Agent” for the purposes of this Agreement, as may be notified by the Lessor to the Lessee from time to time.

“Agreed Value” means:

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“Aircraft” means the aircraft described in Schedule 2 (Aircraft Particulars) and Schedule 4Part A (Aircraft Specification) (and includes a separate reference to all Engines, the APU, Parts and Aircraft Documents except where it would not make sense to interpret the reference to Aircraft in that way).

“Aircraft Documents” means the documents, data and records set out in the Annex to the Acceptance Certificate, all available documents of delivery of the Aircraft from the Manufacturer, all available documents produced by the Previous Operator and all additions, renewals, revisions and replacements required or permitted by this Agreement.

“Airframe” means the Aircraft, excluding the Engines and the Aircraft Documents. “Airframe Manufacturer” means The Boeing Company.

“Airframe Warranties Agreement” means the agreement entered into or to be entered into on or prior to the Delivery Date in respect of the Airframe Warranties.

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“Airframe Warranties” means the package of airframe warranties specified in the Airframe Warranties Agreement.

“Airworthiness Directive” means each airworthiness directive issued by any of the Aviation Authority, EASA or the FAA specifying conditions, limitations or corrective actions to be taken in respect of the Aircraft.

“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended, and any other anti-bribery or anti-corruption law or regulation in any jurisdiction applicable, in the case of the Lessor, to the Lessor and in the case of the Lessee, to the Lessee and any Permitted Sublessee, the Financiers or the Aircraft.

“Anti-Money Laundering Laws” means those money laundering statutes in any jurisdiction applicable, in the case of the Lessor, to the Lessor and in the case of the Lessee, to the Lessee (including, but not limited to, Law 19.913) and the Lessor, any Permitted Sublessee, the Financiers or the Aircraft, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency.

“Applicable Regulations” means any law, treaty, court order, regulation, official guideline, official directive or mandatory requirement imposed by any Government Entity which takes effect in the relevant circumstances and, without limitation, includes any resolution, directive or embargo of the United Nations, the United States of America, the European Union or any constituent member of any of those bodies.

“Approval Order” means an order issued by the Bankruptcy Court approving the entry into of the Amended and Restated Letter of Intent dated 30 July 2021 between the Lessor Guarantor and the Lessee in respect of the leasing of the Aircraft and the Other Aircraft.

“Approved Data” means data that is acceptable to the Aviation Authority and includes Type certificate data and specification sheets, supplemental type certificates (STC), Airworthiness Directives (AD), manufacturer’s approved data, FAA Designated Engineering Representative (DER) data, EASA approved data under DOA (Design Organization Approval), Manufactures SB’s (Service Bulletins) or EO’s (Engineering Order).

“Approved Interchange Agreement” means any interchange agreement, sublease by the hour agreement or assignment of use agreement entered into from time to time by the Lessee and a Leasing Affiliate which sets out the terms on which the Aircraft may be made available for interchange between the Lessee and such Leasing Affiliate.

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“APU” means the auxiliary power unit installed in the Airframe on the Delivery Date until replaced in accordance with this Agreement and includes any such replacement unit.

“APU Operating Hour” means each hour or part thereof elapsing from the moment the APU is started to the moment when the APU is shut down. If possible to read, such data shall be obtained from the APU Data Memory Module (DMM).

“APU Overhaul” has the meaning ascribed to it in Schedule 7, Part B.1

“Assignment of Insurances” means the assignment entered into, or to be entered into as the context may require, between the Lessee as assignor and the Lessor as assignee.

“Aviation Authority” means each of the authorities which, under the Applicable Regulations of the State of Registration may from time to time control or supervise civil aviation in the State of Registration or exercise jurisdiction over matters relating to the Aircraft.

“Aviation Authority Letter” means a letter (in a form which will be accepted by the Aviation Authority) from the Lessee or, as applicable, the Permitted Sublessee addressed to the Aviation Authority, pursuant to which the Lessee or, as applicable, the Permitted Sublessee authorises the Lessor and/or the Security Trustee to obtain from the Aviation Authority a general statement of account in relation to charged incurred by the Lessee or, as applicable, the Permitted Sublessee in respect of all aircraft (including the Aircraft) operated by the Lessee or, as applicable, the Permitted Sublessee under a lease agreement with the Lessor.

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“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of Debtors.

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“Broker’s Letter of Undertaking” means an undertaking from the Insurance Broker in the form as recognised by the Lloyds Insurance Broker’s Committee or otherwise acceptable to the Lessor and the Security Trustee (acting reasonably) (it being understood that the Lessor shall be responsible for liaising with the Security Trustee in relation to it determining its acceptability).

“Business Day” means:

(a)	a day (other than a Saturday or Sunday) on which business of the nature required by this Agreement is carried out in Dublin, Ireland and Santiago, Chile; and

(b)	where used in relation to payments, a day (other than a Saturday or Sunday) on which banks are open for business in New York and Santiago, Chile.

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment and the Protocol thereto on Matters Specific to Aircraft Equipment signed at Cape Town, South Africa on 16 November 2001. References to any Articles of the Cape Town Convention refer to the English language version of the Consolidated Text of the Cape Town Convention and the Aircraft Protocol attached to Resolution No. 1 of the Final Act of the Diplomatic Conference to adopt the Cape Town Convention and Aircraft Protocol.

“Cargo Container Loading Modification” means the modification using LD-4/LD-8 cargo as set out in Schedule 12.

“Chapter 11 Cases” means the cases that Lessee and certain of its Affiliates commenced on 26 May 2020, 7 July 2020 or 9 July 2020, as applicable, by filing voluntary Chapter 11 petitions in the Bankruptcy Court and the related parallel and ancillary proceedings.

“C Check” means a base maintenance inspection of the Aircraft and performance of all necessary tasks (and resulting repairs, if any) required to clear the Aircraft for 36 months, 7,500 Flight Hours and 5,000 Cycles or as otherwise indicated in the latest revision of the MPD and approved by the Aviation Authority.

“Cycle” means (i) with respect to the Airframe, one take-off and landing of the Aircraft, (ii) with respect to an Engine, one take-off and landing of the aircraft on which the relevant Engine is installed (each “touch and go” will be one Cycle) and (iii) with respect to the APU, one APU start and shut down.

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“Debtor” or “Debtors” means, individually or collectively, each of the debtors in the Chapter 11 Cases.

“Default” means an Event of Default or any event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition, may constitute an Event of Default.

“Default Rate” means the Prime Rate plus zero point five per cent (0.5%) per annum..

“Delivery” means the delivery of the Aircraft to and its acceptance by the Lessee under this Agreement, as evidenced by execution of the Acceptance Certificate by the Lessee.

“Delivery Date” means the date on which Delivery takes place.

“Delivery Location” means an approved MRO in the continental United States of America or such other location as mutually agreed by the Lessor and the Lessee.

“DER Repair” means a repair which has not been approved for use on the Aircraft by the Manufacturer.

“Deregistration Power of Attorney” means a duly executed irrevocable deregistration power of attorney from the Lessee and, if applicable, any Permitted Sublessee, in favour of the Lessor and/or the Security Trustee, as applicable, in form and substance reasonably satisfactory to the Lessor and Security Trustee (it being understood that the Lessor shall be responsible for liaising with the Security Trustee in relation to any requested consent).

“DGAC Chile” means the Dirección General de Aeronáutica Civil de Chile, or any Government Entity that is the successor thereto.

“Dollars” or “$” means the lawful currency of the United States of America.

“EASA” means the European Aviation Safety Agency or any other organisation or authority that, under the laws of the European Union, shall from time to time have jurisdiction over, amongst other things, aircraft airworthiness standards for the European Union.

“Engine” means each engine (whether or not installed on the Airframe) specified in the Acceptance Certificate unless and/or until replaced in accordance with this Agreement.

“Engine Life Limited Parts” has the meaning ascribed to it in Part B of Schedule 7.

“Engine LLPs” means those Parts, defined by the Engine Manufacturer in the engine manual, or by EASA or the FAA or the Aviation Authority through Airworthiness Directives, requiring retirement and subsequent replacement on a mandatory basis prior to or upon the expiration of the Engine Manufacturer’s certified life, such life being expressed in terms of Cycles, Flight Hours or calendar time, as applicable.

“Engine Manufacturer” means Rolls-Royce plc.

“Engine Performance Restoration Shop Visit” has the meaning ascribed to it in Part B of Schedule 71.

“Engine Replacement Period” means the period starting twenty-four (24) months prior to the Redelivery Date and ending on the Redelivery Date.

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“Engine Warranties” means a package of engine warranties specified in the Engine Warranties Agreement.

“Engine Warranties Agreement” means the agreement entered into or to be entered into on or prior to the Delivery Date, between the Engine Manufacturer, Lessor, the Security Trustee (if applicable), the Lessee and/or the Owner (as the case may be) in relation to the Engine Warranties.

“EU ETS Legislation” means the EU Directive EC/2008/101 regarding the European Union Emissions Trading Scheme and its application to aviation and all related implementation legislation.

“Event of Default” means an event specified in Clause 19 (Events of Default).

“Excluded Country” means any state, country or jurisdiction which, at any relevant time, is subject to any sanction, resolution, order or embargo (howsoever described) of:

(a)	the United Nations Security Council;

(b)	any Government Entity of the European Union;

(c)	the United States of America, the State of Registration or the Habitual Base of the Aircraft; or

(d)	any Government Entity having jurisdiction over the Lessor, the Lessee, the Financiers or the Aircraft,

in each case, the effect of which, unless any applicable consents, exemptions or licences have been obtained in relation to the Aircraft, prohibits the Lessor, the Owner, the Lessee and/or any Permitted Sub-Lessee from operating, exporting and or using the Aircraft to, from or in that state, country or jurisdiction.

“Excluded Tax” means Taxes in relation to the Lessor or the Owner to the extent such Taxes are:

(a)	imposed as a direct result of activities of the Lessor or the Owner in the jurisdiction imposing the liability unrelated to:

(i)	the Lessor’s or the Owner’s dealings with the Lessee;

(ii)	to the transactions contemplated by this Agreement or the Transaction Documents;

(iii)	any Permitted Sublease or Approved Interchange Agreement; and

(iv)	the operation of the Aircraft by the Lessee or any Permitted Sublessee; or

(b)	imposed on the net income, profits or gains of the Lessor or the Owner by any Government Entity in their respective state of incorporation and/or the jurisdiction in which they are resident for tax purposes, other than:

(i)	Taxes payable by the Lessor or the Owner as a direct result of the Lessor or the Owner being required to include in its taxable income any amount attributable to any improvement, alteration, substitution or addition to the Aircraft, except to the extent that any taxable profit realised by the Lessor or, as the case may be, the Owner is directly attributable to any improvement, alteration, substitution or addition to the Aircraft effected by the Lessee pursuant to any provision of this Agreement;

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(ii)	Taxes which are imposed on the Lessor or the Owner by reason of the presence, location, maintenance, registration, use or operation of the Aircraft, any Engine, the Airframe or any Part in such jurisdiction;

(iii)	Taxes which are imposed on the Lessor or the Owner by reason of or consequent upon any Default or any breach by the Lessee of, or any failure by the Lessee to perform any of its obligations under, or any misrepresentation made by the Lessee in, this Agreement; or

(c)	Taxes which are imposed on the net income, profits or gains of the Lessor or the Owner by any Government Entity in any jurisdiction other than in their respective state of incorporation and/or the jurisdiction in which they are resident for tax purposes, subject to the qualifications set out in sub-paragraphs (b)(i), (ii) and (iii) above and subject to the additional qualification that this paragraph (c) shall not include any such Taxes to the extent they are imposed:

(i)	as a result of the presence in the jurisdiction imposing the Tax of the Lessee or any Permitted Sublessee; or

(ii)	as a result of the payment by the Lessee from the jurisdiction imposing the Tax of any amount due under this Agreement or any other Transaction Document; or

(d)	imposed solely as a result of an event occurring after the Expiry Date which is not related to the Lessor’s dealings with the Lessee or the transactions contemplated by this Agreement or the operation of the Aircraft by the Lessee; or

(e)	imposed with respect to any period commencing or event occurring before Delivery; or

(f)	caused by the Lessor’s or the Owner’s fraud, wilful misconduct or Gross Negligence; or

(g)	a Tax liability which would have arisen even if the Transaction Documents had not been entered into and such Tax liability is unrelated to the transactions contemplated by any Transaction Documents; or

(h)	caused by a breach or default by the Lessor or the Owner of its express obligations under a Transaction Document which does not result from any act or omission of any person other than the Lessor or the Owner; or

(i)	caused by a breach by the Lessor or the Owner of any express representation or warranty made under this Agreement or under any other Transaction Document which does not result from any act or omission of any person other than the Lessor or the Owner; or

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(j)	Taxes which arise as a result of a reasonably avoidable delay or failure by the Lessor or the Owner in filing any necessary tax returns required by law, in paying the relevant Taxes required by law or, in completing any necessary tax returns required by law it is obliged by law to file (provided the Lessor or the Owner, as the case may be, was aware of such obligation to file a tax return or make a payment of tax), unless such delay, failure or error is caused by the breach or failure of the Lessee to provide any information that is required for these purposes or that the Lessor may reasonably request; or

(k)	Taxes which arise solely as a result of events or circumstances occurring during any period during which the Lessee does not have possession of the Aircraft as a result of a breach by the Lessor of its obligations pursuant to Clause 7.1 (Quiet enjoyment) or any breach by the Security Trustee of its quiet enjoyment covenant contained in any Security Trustee’s Quiet Enjoyment Letter; or

(l)	Taxes which arise as a result of the acquisition of the Aircraft (or Delivery), any voluntary sale, assignment, transfer or other disposition by the Lessor or the Owner of the Aircraft or any interest therein unless such sale, assignment, transfer or other disposition occurs in connection with, or arises following a Default; or

(m)	Taxes which arise with respect to any period or event occurring after Redelivery in accordance with the conditions set out in this Agreement (except to the extent any such Tax is attributable to such Redelivery) and is unrelated to any event occurring prior to such Redelivery and unrelated to the Lessor’s dealings with the Lessee pursuant to the Transaction Documents or the transactions contemplated by the Transaction Documents; or

(n)	Taxes which arise as a result of any financing arrangement entered into by the Lessor or the Owner with respect to the Aircraft including any amounts payable by the Lessor or the Owner under or in connection with the Financing Documents; or

(o)	incurred by the Owner (if the Owner is not the Lessor) except to the extent that such Tax is a tax imposed on the Owner in circumstances in which, but for the existence of the Owner and any Head Lease, the Lessor would have incurred that liability and the Lessee would have been obliged to indemnify the Lessor against that liability.

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whichever is the earlier or, if the Redelivery of the Aircraft has been extended pursuant to Clause 18.2.1(a), the actual Redelivery Date.

“FAA” means the Federal Aviation Administration of the United States of America and any successor thereof.

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“Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified or amended, and as to which order or judgment (or any reversal, stay, modification or amendment thereof) (a) the time to appeal, seek certiorari or request reargument or further review or rehearing has expired and no appeal, petition for certiorari or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be granted; provided, however, with respect tp either of the foregoing, no order or judgment shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order or judgment.

“Financier” means, as at the Delivery Date, each of Her Britannic Majesty’s Secretary of State acting through the Export Credits Guarantee Department (operating as UK Export Finance), JPMorgan Chase Bank, N.A., National Westminster Bank plc. and CaixaBank (or each of their permitted transferees and assigns) as ECA Lenders, J.P. Morgan AG (or its permitted transferees and assigns) in its capacity as ECA Facility Agent and Wilmington Trust (London) Limited (or its permitted transferees and assigns) in its capacity as Security Trustee, and any other person or persons through which the Lessor or the Owner may from time to time finance or refinance its interest in the Aircraft and/or for whose benefit security over, or rights relating to, the Aircraft and/or any Transaction Document may be granted (including by way of a declaration of trust) by the Lessor or the Owner or at its request, and includes the Security Trustee and the Agent as well as any underwriter, placement agent or syndication agent, any export credit agency and any other person identified as a “Financier” for the purposes of this Agreement, as may be notified by the Lessor to the Lessee from time to time.

“Financing Documents” means each present and/or future document which is from time to time related to any financing of the Aircraft (including for such purpose each mortgage and any other security document providing for a Security Interest in the Aircraft or any Transaction Document, or leasing arrangements whether or not constituting a financing and any documents ancillary thereto).

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“Flight Hour” means:

(a)	with respect to the Airframe, each hour or part of an hour elapsing from the moment the wheels of the Aircraft leave the ground on take off until the wheels of the Aircraft next touch the ground; and

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(b)	with respect to an Engine, each hour or part of an hour such Engine is operated, elapsing from the moment the wheels of the aircraft on which such Engine is installed leave the ground until the wheels of such aircraft next touch the ground.

“Government Entity” means:

(a)	any national government, political subdivision thereof, or local jurisdiction therein;

(b)	any instrumentality, board, commission, court, or agency of any thereof, however constituted; and

(c)	any association, organization, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.

“Gross Negligence” means any intentional action or decision of a person which is taken or made by such person with reckless disregard for the consequences of such action or decision.

“Habitual Base” means: (i) Brazil; (ii) Chile; (iii) the principal operations base of any Permitted Sublessee provided such base is not in a country or countries which is an Excluded Country; or (iv) subject to the prior written consent of the Lessor acting reasonably, any other country or countries not being an Excluded Country in which the Aircraft is for the time being habitually based (and for this purpose, the Aircraft shall be “habitually based” at the location from which the Aircraft departs on a flight (or a series of flights) and to which it customarily returns and remains between such flights (or series of flights)).

“Head Lease” has the meaning given to such term in Clause 23.3.1(b).

“Hearing Date” means the date of the Bankruptcy Court hearing date in August 2021. “IATA” means the International Air Transport Association.

“IDERA” means an irrevocable deregistration and export request authorisation suitable for filing with the relevant Aviation Authority, substantially in the form referred to in the Cape Town Convention or otherwise in form and substance reasonably satisfactory to the Lessor.

“IFRS” means the international financial reporting standards.

“Indemnitee” means the Lessor, the Owner, each Financier, the Lessor Guarantor and any and each of their respective successors, permitted assigns, shareholders, subsidiaries, affiliates, partners, directors, agents, employees, members and officers and each permitted transferee of each Financier.

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“Insurance” means the insurance cover (including any reinsurance) to be taken out under Clause 17 (Insurance) and Schedule 9 (Insurance Requirements).

“Insurance Broker” means Marsh Ltd or Willis Limited London or any other insurance broker with insurers of recognised standing in London or New York who normally participate in aviation insurances in the leading international insurance markets and led by internationally recognised and reputable underwriters approved by the Lessor (acting reasonably) for the purposes of this Agreement.

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“Invoice Date” has the meaning given to such term in Part A, Schedule 7.

“Landing Gear” means the landing gear assembly of the Aircraft, excluding any rotable components.

“Landing Gear Overhaul” has the meaning ascribed to it in Part B of Schedule 71.

“Lease Period” means the period commencing on the Delivery Date and ending on the Expiry Date.

“Leasing Affiliate” means any of:

(a)	the airlines specified in Part B of Schedule 11 for so long as any such airline is an Affiliate of the Lessee;

(b)	the Subsidiaries of the Lessee;

(c)	the Affiliates of the Lessee;

(d)	any other person controlled by the Lessee;

provided that, in each case, such person (i) is a commercial air carrier possessing at all relevant times whilst the Aircraft is operated by such person all necessary authorisations (including without limitation, those required to operate the Aircraft), consents and licences; (ii) is not incorporated in, or does not have its principal place of business in an Excluded Country (iii) is not a Sanctions Target and (iv) is not insolvent (excluding the Chapter 11 Cases, the related parallel and ancillary proceedings and any related events or circumstances in existence as of the date of this Agreement).

For the purpose of this definition, the Lessee shall be deemed to control another person if (i) the Lessee possesses directly or indirectly the power to direct the management or policies of such other person whether through (x) the ownership of voting rights, (y) control of the board (including control of its composition) of the other person, or (z) indirect control of (x) and (y), or (ii) such other person would, under relevant accounting principles, be consolidated for accounting purposes with Lessee.

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“Lessee Guarantor” has the meaning give to such term in Clause 23.2.

“Lessee Illegality Event” means it is or will become unlawful for the Lessor or the Lessee to give effect to any of its obligations expressed to be assumed by it in this Agreement or any other Transaction Document or to continue this Agreement or the leasing of the Aircraft hereunder or for the Lessor to exercise any of its rights or remedies under this Agreement or any other Transaction Document, or an event contemplated by Clause 19.1.16 or 19.1.17 occurs other than as a result of the act or omission of the Lessee or any Permitted Sublessee, and in each case such circumstances do not constitute a Lessor Illegality Event.

“Lessee Termination Event” has the meaning given to such term in Clause 28.

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“Lessor Guarantee” means the guarantee dated on or about the date of this Agreement issued by the Lessor Guarantor in favour of the Lessee in respect of the Lessor’s obligations under the Transaction Documents to which it is a party.

“Lessor Guarantor” means Avolon Aerospace Leasing Limited.

“Lessor Temporary Engine” has the meaning given to it in Clause 10.5.1.

“Lessor Replacement Engine” has the meaning given to such term in Clause 10.5.2.

“Lessor Replacement Engine Delivery Date” has the meaning given to such term in Clause 10.5.2.

“Lessor Illegality Event” means it is or will become unlawful for the Lessor to give effect to any of its obligations expressed to be assumed by it in this Agreement or any other Transaction Document or to continue this Agreement or the leasing of the Aircraft hereunder or to exercise any of its rights or remedies under this Agreement or any other Transaction Document, and such circumstances apply solely in the Lessor’s and/or the Lessor Gurantor’s jurisdiction of incorporation and do not apply to, or in respect of, another jurisdiction.

“Lessor Lien” means any Security Interest over or in respect of the Aircraft or any Transaction Document:

(a)	created by the Lessor or the Owner or through the Lessor or the Owner, including in connection with the financing of the Aircraft; or

(b)	created by or through any Financier; or

(c)	resulting from acts of or claims against the Lessor or the Owner or any Indemnitee not arising as a result of the operation of the Aircraft or the transactions contemplated by or permitted under this Agreement (other than as a consequence of the occurrence of an Event of Default) or to any act or omission of the Lessee; or

(d)	resulting from an Excluded Tax.

“Life Limited Parts” or “LLPs” means those Parts, defined by the Manufacturer or by EASA, the FAA or the Aviation Authority, requiring retirement and subsequent replacement on a mandatory basis prior to, or upon the expiration of, the Manufacturer’s certified life, such life being expressed in terms of Cycles, Flight Hours or calendar time, as applicable.

“Loss” means any liabilities, obligations, settlements, losses, actions, claims, charges, proceedings, indemnity payments, damages, penalties, fines, fees (including, without limitation, legal fees and irrevocable VAT thereon, if applicable), adverse judgments, orders, other sanctions, costs and expenses of whatsoever kind and nature.

“Loss Payee” means the Security Trustee or, such other person as the Lessor notifies the Lessee in writing from time to time.

“Maintenance Performer” means the maintenance performer for the Airframe, the Parts and the Engines certified by the Aviation Authority.

“Maintenance Planning Document” or “MPD” means the latest revision of the maintenance planning document issued by the Manufacturer setting out the maintenance tasks for the Aircraft and the thresholds and/or intervals at which such tasks should be completed.

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“Maintenance Programme” means the maintenance programme of the Lessee or any Permitted Sublessee which for the Aircraft shall be substantially in accordance with the MPD and approved by the Aviation Authority as amended from time to time in accordance with the provisions of Clause 13.5.4 (Aircraft Documents).

“Manufacturer” means, with respect to the Airframe, the Airframe Manufacturer, with respect to the Engines, the Engine Manufacturer and with respect to any Part, the original equipment manufacturer of such Part.

“Manufacturer Warranties” means both the Airframe Warranties and the Engine Warranties.

“Material Adverse Change” means a material adverse change in the financial condition of the Lessee since 30 July 2021.

“Minimum LC Rating” means a long-term unsecured rating of BBB from Standard and Poors’ or A from Moody’s Investor Services.

REDACTED

“Modifications” means the modifications set out in Schedule 12.

“Modifications Maintenance Performer” has the meaning given to such term in Clause 13.2.3.

“Non OEM Part” means a replacement Part which has not been either (a) manufactured by the Manufacturer or the Engine Manufacturer, as appropriate or (b) approved and warranted in writing by the Manufacturer or the Engine Manufacturer, as appropriate.

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“Notice and Acknowledgement” means a notice and acknowledgement entered into, or to be entered into as the context may require, between any of the Lessor, the Security Trustee and the Owner and the Lessee substantially in such form as may be reasonably required by the Lessor or the Security Trustee.

“OEM” means the original equipment manufacturer.

“OEM Part” means a part that has been manufactured by the same Manufacturer of the Part it replaces.

“Original Financial Statements” means the Lessee’s consolidated audited financial statements for its financial year ended 31 December 2020.

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“Other Agreements” means each of the aircraft lease agreements between the Lessor (or an Affiliate of the Lessor) and the Lessee (or an Affiliate of the Lessee) relating to the Other Aircraft.

“Owner” means, as at the Delivery Date, Darcy Aviation Limited and thereafter such other person as the Lessor may notify to the Lessee as the owner of the Aircraft from time to time.

“Part” means each component, furnishing or part (other than a complete Engine) supplied with the Aircraft on the Delivery Date, in each case until replaced in accordance with this Agreement and includes any such replacement, and all technical data (including historical, operational and maintenance records related thereto when required by the Aviation Authority).

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“Permitted LC Bank” means any major international bank reasonably satisfactory to the Lessor for the purposes of issuing or confirming a Security Deposit Letter of Credit with a credit rating equal to or higher than the Minimum LC Rating.

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“Permitted Security Interest” means:

(a)	any lien for Taxes not assessed or, if assessed, not yet due and payable, or which are being contested in good faith by appropriate proceedings;

(b)	any lien of a repairer, carrier, hangar keeper, mechanic, material-man, carrier, employee or other similar lien arising in the ordinary course of business by operation of law in respect of obligations which are not overdue or are being contested in good faith by appropriate proceedings;

(c)	any Lessor Lien;

(d)	any lien arising in respect of the operation of the Aircraft pursuant to the Previous Lease;

(e)	any Security Interest arising from the Financing Documents and the Transaction Documents,

but, in each case of (a) and (b) above, only if:

(i)	adequate reserves have been provided by the Lessee for the payment of the Taxes or obligations and such reserves have been evidenced to the Lessor to its reasonable satisfaction; and

(ii)	such proceedings, or the continued existence of the lien, do not, in the reasonable opinion of the Lessor, give rise to any likelihood of the sale, forfeiture or other loss of possession or title in the Aircraft or any interest in the Aircraft or of criminal liability on any Indemnitee.

“Permitted Sublease” has the meaning given to such term in Clause 9.4 (Permitted subleasing).

“Permitted Sublessee” means, at any time,:

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“Previous Lease” means the operating lease agreement dated 16 January 2015 originally between CIT Aerospace International, as lessor, and Norwegian Air International Limited as lessee, as novated, amended and supplemented from time to time and ultimately between the Lessor as lessor and the Previous Operator as lessee and as terminated on 18 March 2021.

“Previous Operator” means Torkefjorden Leasing Limited, an Affiliate of Norwegian Air Shuttle ASA .

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“Prime Rate” means on any date that the same is to be determined the $ “prime rate” as published in the Wall Street Journal on such date, and, in any case, if the rate is less than zero, the Prime Rate shall be deemed to be zero.

“Protocol” means the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, concluded in Cape Town South Africa, on 16 November 2001 (utilising the English-language version thereof).

“RAB” means the Brazilian Aeronautical Registry, or any Government Entity that is the successor thereto.

”Redelivery” means the redelivery of the Aircraft to the Lessor in compliance with the terms of this Agreement.

“Redelivery Acceptance Certificate” means the redelivery acceptance certificate in substantially the form of Schedule 6 (Form of Redelivery Acceptance Certificate).

“Redelivery Condition” means the condition in which the Aircraft must be on Redelivery, as described in Part B of Schedule 10 (Redelivery).

“Redelivery Date” means the date on which the Lessor accepts the Aircraft for Redelivery.

“Redelivery Location” means Sao Paulo, Brazil or Santiago, Chile (at the Lessee’s option) or such other location as the Lessor and the Lessee may agree.

“Redelivery Procedure” means the inspection and other procedures to verify that the Aircraft is in the Redelivery Condition, as described in Part A of Schedule 10 (Redelivery).

“Removed Engine” means an Engine which has been removed from the Airframe and is to be replaced by a Replacement Engine in accordance with Clauses 10.3 (Permanent replacement of Engines and Parts).

“Rent” means all amounts payable as rent in accordance with Clause 5.1 (Rent) and Part A of Schedule 7 (Rent).

“Rent Date” means the first day of each Rent Period.

“Rent Period” means each period ascertained in accordance with Clause 5.2 (Rent Periods).

“Replacement Engine” means, where it is intended that that engine will become an Engine, an engine:

(a)	which is serviceable, airworthy and of the same manufacture and model as, or an improved or advanced version of, the Removed Engine it is replacing, approved by the Manufacturer for operational use on the Airframe (assuming that Removed Engine it is replacing was in the condition and repair in which it is required to be maintained under this Agreement);

(b)	in respect of which the Lessee has such details as to the source and maintenance records of the replacement engine as are required by Applicable Regulations;

(c)	which has equivalent or better less time elapsed since the last engine performance restoration and remaining equivalent warranty status as the Engine it replaces;

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(d)	which has as much useful life available until the next scheduled maintenance for performance restoration as the Engine it replaces;

(e)	in respect of which the Lessee can provide to the Lessor full details as to its source and full maintenance records;

(f)	with complete certified back-to-birth records for its Life Limited Parts;

(g)	for which the Lessee has documentation (and shall provide the same to the Lessor promptly upon request) certifying compliance with all applicable Aviation Authority requirements, including, without limitation:

(i)	a release certificate and, if not indicated on such release certificate, a teardown report or documentation indicating time since last maintenance requirement (with respect to a time controlled part) and a description of work accomplished with respect to such part by a Maintenance Performer;

(ii)	overhaul records;

(iii)	documentation of modification status and compliance with Airworthiness Directives;

(iv)	in the case of Engine Life Limited Parts, a complete service history (including full “back to birth” traceability) in compliance with OEM standards; and

(v)	any other associated documentation relating to the maintenance and repair status of such replacement part;

(h)	which is of an equivalent or greater condition, value, modification status and utility as, and has not accumulated more Engine Flight Hours or Cycles than the Removed Engine it is replacing (assuming that the Removed Engine it is replacing was in the condition and repair in which it is required to be maintained under this Agreement);

(i)	which is suitable for installation and use on the Airframe without impairing the value or utility of the Airframe (assuming the Airframe is in the condition in which it is repaired to be maintained under this Agreement);

(j)	which has not been involved in any incident or accident;

(k)	which is free from any Security Interests (other than Permitted Security Interests) and for which the Lessee can provide the Lessor such evidence of title as the Lessor or Security Trustee may reasonably request; and

(l)	which shall not contain any Non OEM Part parts or DER Repairs.

“Replacement Part” means a part, component, furnishing, appliance, module, accessory, instrument or other item of equipment (not being an Engine module):

(a)	which is serviceable, airworthy and of the same manufacture and model as or, an improved or advanced version of, and in equivalent or better operating condition as and of at least the same condition, value, modification status and utility as the Part that it is replacing (assuming that that replaced Part was in the condition and repair in which it is required to be maintained under this Agreement);

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(b)	in respect of which the Lessee has such details as to the source and maintenance records of the replacement part as are required by Applicable Regulations and in the case of Life Limited Parts that a complete service history is available (including traceability “back to birth”);

(c)	for which the Lessee has documentation (and shall provide the same to the Lessor promptly upon request) certifying compliance with all applicable Aviation Authority requirements, including, without limitation, if applicable:

(i)	a release certificate and, if not indicated on such release certificate, a teardown report or documentation indicating time since last maintenance requirement (with respect to a time controlled part) and a description of work accomplished with respect to such part by a Maintenance Performer;

(ii)	overhaul records;

(iii)	documentation of modification status and compliance with Airworthiness Directives;

(iv)	in the case of Life Limited Parts, a complete service history (including full “back to birth” traceability) in compliance with OEM standards; and

(v)	any other associated documentation relating to the maintenance and repair status of such replacement part;

(d)	which is free from any Security Interests (other than Permitted Security Interests) and for which the Lessee can provide the Lessor such evidence of title as the Lessor or Security Trustee may reasonably request;

(e)	subject to Clause 10.4 (Approved Non-OEM Parts), which has had all repairs approved by the OEM; and

(f)	which has not been involved in any incident or accident.

“Requisitioning Period” means any period from the date when the Aircraft is requisitioned for use to the earlier of (a) the Redelivery of the Aircraft to the Lessee and (b) payment of the Agreed Value by the Lessee.

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“Sanctions” means: (i) United Nations sanctions imposed pursuant to any United Nations Security Council Resolution; (ii) U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); (iii) any other sanctions laws and regulations applicable to the Lessee or to the Aircraft and (iv) any Government Entity of the European Union.

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“Sanctions Target” means a target or subject of Sanctions, including, without limitation, any person or entity designated as a Specially Designated National and Blocked Person or included in the annex to the US Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, issued 23 September 2001, as amended by Order 13268 by the Office of Foreign Assets Control of the U.S Department of the Treasury (OFAC).

“Scheduled Delivery Date” means a day in the Scheduled Delivery Month to be notified by the Lessor to the Lessee in writing not less than two (2) weeks prior to the commencement of the Scheduled Delivery Month.

“Scheduled Delivery Month” means November 2021 or such later month as the Lessor and the Lessee may agree.

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“Security Interest” means any mortgage, charge, assignment by way of security, pledge, conditional sale, encumbrance of any kind, lien, including tax liens, mechanics liens and any liens that attach by operation of law, declaration of trust or any other arrangement which has the effect of giving another person any security claim or interest.

“Security Transfer” has the meaning given to such term in Clause 23.3.1(a).

“Security Trustee” means, as at the Delivery Date, Wilmington Trust (London) Limited (or its permitted transferees and assigns) in its capacity as security trustee or such other person or persons appointed as security trustee, collateral agent or similar representative for any of the Financiers and any other person identified as a “Security Trustee” for the purposes of this Agreement, as notified by the Lessor to the Lessee from time to time.

“Security Trustee’s Quiet Enjoyment Letter” means any quiet enjoyment letter issued by any Security Trustee substantially in the form of Clause 7.1 (Quiet enjoyment) and otherwise in such form as may be agreed between the Lessor and the Lessee (acting reasonably).

“Service Bulletins” means publications from any relevant Manufacturer recommending or requiring that the Aircraft be inspected or modified.

“Servicer” means:

(a)	Avolon Aerospace Leasing Limited; and/or

(b)	any other lease manager which is of good industry standing and is reputable and experienced in commercial aircraft leasing and which is not (and is not related to) an airline in competition with the Lessee or any Leasing Affiliate, providing services to the Lessor or the Owner related to the Aircraft or the Transaction Documents, identified as a “Servicer” for the purposes of this Agreement, as may be notified in writing by the Lessor to the Lessee from time to time.

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“State of Registration” means (i) the state of registration of the Lessee, (ii) Brazil or (iii) such other country or state of registration of the Aircraft in which the Aircraft is permitted to be registered in accordance with Clause 9.4 (Permitted subleasing).

“Subordination Agreement” means any subordination agreement entered into between the Permitted Sublessee, the Lessee, the Owner and/or the Lessor (as the case may be) and, if applicable, the Security Trustee in relation to a Permitted Sublease in form and substance reasonably acceptable to the Lessor.

“Subsidiary” means:

(a)	in relation to any reference to accounts, any company whose accounts are consolidated with the accounts of the Lessee in accordance with accounting principles generally accepted under accounting standards of Chile;

(b)	for any other purpose, an entity from time to time:

(i)	of which another has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the voting share capital; or

(ii)	which is a direct or indirect subsidiary of another under the laws of the jurisdiction of its incorporation.

For the purpose of this defined term, “control” means the power to direct the management and the policies of the entity whether by control of the management, board of directors or similar governing body of such entity or by ownership of or rights over the voting capital of such entity.

“TAM” means TAM Linhas Aéreas S.A.

“Tangible Net Worth” means, in respect of any person, the aggregate amount paid up or credited as paid up on such person’s issued share capital and reserves (including any share premium account, capital redemption reserve and any credit balance on its profit and loss account) less the aggregate of any debt balance on its profit and loss account, and excluding amounts set aside for deferred taxation and any amounts attributable to goodwill, patents, trade marks, trade names, deferred research and development costs, deferred marketing expenses and other intangible assets.

“Taxes” means all present and future taxes, levies, imposts, duties or charges of any nature whatsoever relating to any of the foregoing, and wheresoever imposed, including value added tax or any similar tax and any franchise, transfer, sales, use, business, occupation, excise, personal property, real property, stamp, gross income, fuel, leasing, occupational, turnover, excess profits, excise, gross receipts, franchise, registration, licence, corporation, capital gains, export, import, customs income, levies, imposts, withholdings or other taxes or duties of any nature whatsoever (or any other amount corresponding to any of the foregoing) now or hereafter imposed, levied, collected, withheld or assessed by any national or regional taxing or fiscal authority or agency or other Government Entity, together with any penalties, additions to tax, fines or interest thereon, and Tax and Taxation shall be construed accordingly.

“TotalCare Agreement” has the meaning given to such term in Part B of Schedule 7.

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“TotalCare Agreement Summary” means the summary of the coverage and term of the TotalCare agreement including the following information:

(a)	Customer’s name;

(b)	Engine type;

(c)	Engine serial numbers;

(d)	Name, date and reference of the TotalCare Agreement;

(e)	Period of Cover of the TotalCare Agreement;

(f)	Definition of Qualified Event;

(g)	TotalCare Services provided by the Engine Manufacturer under the TotalCare Agreement; and

(h)	Differences in the Lessee’s Engine Management Plan from the generic Rolls-Royce Engine Management Plan.

“Total Loss” means:

(a)	the actual, constructive, compromised, arranged or total loss of the Aircraft agreed by insurers;

(b)	if the Aircraft is destroyed, damaged beyond economic repair or becomes permanently unfit for normal use for any reason (including any damage to the Aircraft or it being requisitioned for use where the insurers agree a total loss settlement);

(c)	if the Aircraft is requisitioned for title, confiscated, seized, detained, forfeited, compulsorily purchased; or

(d)	if the Aircraft is requisitioned for hire for more than one hundred and eighty (180) days or is hi-jacked, stolen or disappears for sixty (60) days or longer.

“Total Loss Payment Date” means with respect to a Total Loss the earlier of:

(a)	the first Business Day which falls on or after the date falling sixty (60) days after the Total Loss happened; and

(b)	the date the Insurance proceeds are received by the person entitled to such proceeds under this Agreement for that Total Loss.

“Tracked Part” means each part that for its nature needs a specific control of usage expressed in calendar time and/or Cycles and/or Flight Hours, when its individualization is feasible by means of its serial number identification provided by the OEM and as a minimum, shall include all parts identified in the aircraft inspection report provided by the Airframe Manufacturer at Delivery. A list of tracked parts are to be agreed between the Lessor and the Lessee no later than six (6) months prior to the Redelivery Date.

“Transaction Documents” means this Agreement, the IDERA, the Airframe Warranties Agreement, the Engine Warranties Agreement, the Notice and Acknowledgement, the Acceptance Certificate, the Aviation Authority Letter (if applicable), the Deregistration Power of Attorney, the Assignment of Insurances, the Lessor Guarantee, any Subordination

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Agreement and any other document which is entered into by the Lessee or any Permitted Sublessee in connection with any of those agreements, as each of the same may be amended from time to time.

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“Workscope Planning Guide” means the Engine Manufacturer’s generic workscope planning guide in respect of the Engines.

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Part B
Interpretation

The following rules of interpretation apply throughout the Agreement.

1.	Unless otherwise stated, a reference to:

(a)	any Applicable Regulation includes any change or addition to it or replacement of it;

(b)	“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last month of any period;

(c)	this Agreement or any other agreement or document includes any changes, replacements or substitutions;

(d)	indebtedness includes any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a person may, depending on the context, include an individual, any form of corporate or business association or any state or form of governmental or official body, whether having a distinct legal identity or not;

(f)	the Lessor, the Lessee or any other person includes their respective successors, transferees and assignees; and

(g)	includes, including, include or similar terms shall not be construed as limiting and shall mean “including, without limitation”.

2.	The Clause headings and sub-headings are used in this Agreement only to make it easier to read. They are not intended to affect its meaning.

3.	Certain technical terms used but not defined have the meaning given in Annex six and eight of the Convention of International Civil Aviation in force from time to time.

4.	A Default or Event of Default is continuing if it has not been waived in writing by the Lessor or remedied.

5.	Any reference to this Agreement includes its Schedules.

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Schedule 2

Aircraft Particulars

Manufacturer:	Boeing

Model:	787-9

Registration:	As specified in the Acceptance Certificate

Engine Model:	Trent 1000-J2

Engine Serial Numbers:	As specified in the Acceptance Certificate

Engine Thrust Rating	78,000 lbs

APU Manufacturer:	Hamilton Standard

APU Model:	APS 5000A

APU Serial Number:	As specified in the Acceptance Certificate

Aircraft Specification:	As per Schedule 4Part A (Aircraft Specification)

MTOW:	250,837 kgs

MLW:	192,776 kgs

MZFW:	181,436 kgs

LOPA:	35W / 309Y

Noise Category:	ICAO Chapter 4

All Weather Operations:	Category III

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Schedule 3

Conditions Precedent and Conditions Subsequent

Part A

Lessee Conditions Precedent

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Part B

Lessor Conditions Precedent

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Part C

Lessee Conditions Subsequent

1.	Import

Evidence that any required import licence, and all customs formalities, relating to the import of the Aircraft into the State of Registration and/or the Habitual Base have been obtained or complied with to be provided to the Lessor within no more than forty-five (45) days after the Delivery Date, including evidence of submission to the Chilean Customs Authority (Dirección General de Aduanas) of a communication indicating the application of the temporary admissions regime to the Aircraft.

2.	Aircraft documents

No later than sixty (60) days after the Delivery Date, the Lessor shall receive each of the following:

(a)	Standard Airworthiness Certificate issued by DGCA Chile in respect of the Aircraft;

(b)	Copy of the Registration of Ownership title and of this Agreement in the Registro Nacional de Aeronaves of the Dirección General de Aeronáutica Civil; and

(c)	Certificate of registration of the Aircraft issued by the DGCA Chile evidencing the Lessee as operator and the Owner as owner of the Aircraft.

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Schedule 4

Part A

Aircraft Specification

Aircraft Manufacturer, Model and Series: Boeing 787-9

Aircraft Specification: Boeing 787-9

Manufacturer's Serial Number: 38891

The Aircraft shall conform to the above Aircraft Specification and be equipped with all Parts installed thereon at the time of the delivery by the Manufacturer.

Engine Manufacturer and Model: Rolls Royce Trent 1000 Engines

Serial Numbers: As set forth in the Acceptance Certificate

APU Serial Numbers: As set forth in the Acceptance Certificate

MTOW: 250,837 kgs

LOPA: 35W / 309Y

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Part B

Delivery Procedure

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Part C

Delivery Condition

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10.	Documentation

All Aircraft Documents and other current and historical records delivered with the Aircraft on delivery from the Manufacturer, and all other Aircraft Documents acquired or prepared by the Previous Operator shall be available with the Aircraft including, without limitation, (i)  time logs showing Aircraft and Engine Flight Hours and Cycles on any given date, (ii) documents, (iii) manuals (revised up to and including the most current revisions issued by the Manufacturer), (iv) data, (v) Overhaul records, (vi) time controlled Part traceability to Overhaul and to "zero time since new" for time controlled Parts which have life limits as determined by the Manufacturer or EASA and the FAA as applicable, (vii) log books, (viii) original Aircraft and Engine delivery documents, (ix) EASA Form One (or any successor thereto) for all then currently installed Parts which have been replaced by the Previous Operator, (x) EASA Form One for time controlled Parts then currently installed on the Aircraft and which have been Overhauled or installed, (xi) FAA, EASA and/or other Aviation Authority forms (as applicable), (xii) records of modification accomplished with respect to the Airframe, Engines, Landing Gear and APU, (xiii) Airframe and Engine inspection records (including NDT documentation such as x-ray, eddy current, etc.), (xiv) burn test certification records, including without limitation, those required by EASA or FAA for seat covers, cushions and carpeting (as applicable), and (xv) all other documentation in the possession of the Previous Operator, pertaining to the Airframe, Engines and Parts. All discrepancies found in the Aircraft Documents shall be corrected, and any missing Aircraft Documents shall be reconstructed by the Lessor at the Lessor’s sole cost and expense prior to the Delivery Date in accordance with the following:

A.	Certificates

A001	Certificate of Airworthiness

A002	Current Certificate of Registration

A003	C of A for Export

A004	Noise Limitation Certificate (AFM page)

A005	Radio Station License

A006	Aircraft deregistration confirmation (if applicable)

A007	Burn Certificates - Cabin Interiors - as follows:

Certification of compliance with the fire blocking requirements as outlined in FAR / JAR Part 25 including:

●	Seat cushions*

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●	Back rest cushions*

●	Dress covers*

●	Carpets and Curtains

●	Flight Attendant Seats

●	Cockpit Observer's Seats

●	Galley Floor Covering

●	Interior Surfaces (if refurbished)

*	Including "in combination" burn certification

*	Note: some of the above items may not be required based on Modifications as specified in Clause 13.

B.	Aircraft Maintenance Status Summaries

B001	Certified current Time in Service (Flight Hours and Cycles) and maintenance status

B002	Certified status of Airframe and Appliance Airworthiness Directives including method of compliance

B003	Certified status of Service Bulletins Incorporated

B004	Certified status of all non SB and Major Modifications/STC's including acceptable State of Manufacture Certification

B005	Certified status of SSI (SSI’s included in structures program – LDND)

B006	Certified status of CPCP (CPCP included in structures program – LDND)

B007	Certified inventory of Hard Time Components (Fitted listing)

B008	Certified inventory of OC/CM Components (Fitted listing)

B009	Certified status of Check/Inspection History and Current Status of Checks

B010	List of Deferred Maintenance Items (if applicable)

B011	List of Out of Phase Checks, Special Requirements, Time Limited Repairs (if any)

B012	Aircraft Accident and Incident Statement

B013	Structural repairs and damage Status (including Dent and Buckle Chart)

B014	Certification Maintenance Requirements (CMR) item status

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B015	Aircraft Flight Time Report / Aircraft Log Book

C.	Aircraft Maintenance Records

C001	Technical Logs

C002	A Checks: Last complete cycle of A Checks (or equivalent)

C003	C Checks: Last Complete cycle of C Checks (or equivalent)

C004	All Major Checks (if applicable)

C005	CPCP Tasks including DFP and finding reports (if applicable)

C006	Dirty Finger Print Certification (DFP) - AD's - DFP must reference AD and/or Applicable SB

C007	Dirty Finger Print Certification - SB's

C008	Dirty Finger Print Certification - STC Documentation and All other modifications

C009	Dirty Finger Print Certification All Structural repairs/structural damage

C010	Details of State of Manufacture approval basis - All non SRM Structural repairs

C011	Certification Maintenance Requirement (CMR) Dirty Finger Prints

C012	Last Weighing Report including Schedule

C013	Last Balancing of All Control Surfaces (if applicable)

C014	Last Demonstration Flight Report

C015	Certified ETOPS compliance report (if applicable)

C016	Certified last done/ next due MPD task listing

C017	NDT documentation such as x-ray and eddy current, etc.(if applicable)

D.	Configuration Status

D001	Approved and certified LOPA

D002	Galley Drawings and Galley OHM

D003	Emergency Equipment Drawing/Listing

D004	Loose Equipment Inventory

D005	Inventory Listing of Avionic Units installed

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E.	Aircraft Historical Records

E001	C of A (Export) from State of Manufacture

E002	Manufacturer's AD Report

E003	Manufacturer's Inspection Report, Initial Equipment list / Aircraft Readiness Log (or equivalent)

E004	Manufacturer's repair/alteration report

E005	Manufacturer's SB Report (if applicable)

E006	Aircraft Historical / Miscellaneous Log (or equivalent) (if applicable)

E007	Last Flight Data Recorder Read Out and Corrections (if applicable)

F.	Engine Records

F001	Certified Statement on Status of Each Engine

F002	Certified Status of Engine Airworthiness Directives including Method of Compliance

F003	Manufacturer's Modifications and SB Status

F004	In house Modifications (if applicable)

F005	Certified LLP Listing

F006	Manufacturer Delivery Document

F007	Complete copies of all historical Engine/Module Shop Visit Reports including complete dirty finger print work packages or mini packages

F008	LLP Status and Full and unbroken Traceability to birth

F009	Condition Monitoring Report (if available)

F010	Engine Log Book/Master Records of Installation/Removals

F011	Last Borescope Report, including video if available

F012	Test Cell Run Report

F013	Last On Wing Ground Run (if available)

F014	Engine Accident & Incident Statement

F015	Approved ETOPS compliance report (if applicable)

F016	Type of Engine Oil Used

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F017	Statement of Exceedences and corrective actions per the maintenance manual during Term

F018	Power Rating Operation Statement (Cycles of operation e.g., B1, B2, C1, etc.)

F019	Engine NDT documentation such as x-ray, eddy current, etc. (if applicable)

G.	APU

G001	Certified Statement on Status of APU

G002	Certified Status of APU Airworthiness Directives including Method of Compliance

G003	Manufacturer's Modifications and SB Status

G004	APU Log Book/Master Record of Installation/Removals

G005	Complete copies of all APU Shop Visit Reports & Reason for Removal

G006	Statement of APU Hours to Aircraft Flying Hours (ratio)

G007	LLP Status and Full and unbroken Traceability to birth (if applicable)

G008	Last On Wing/Health Check Data sheets (if applicable)

G009	Last Test Cell Run

G010	Approved ETOPS compliance report (if applicable) G011 Type of APU Oil Used

H.	Component Records

H001	*Approved Release to Service Certification for Hard Time Components

H002	*Approved Release to Service Certification for OC/CM Components

I.	Landing Gears

I001	*Approved Release to Service Certification for major assemblies on each Landing Gear from last Overhaul

I002	Approved LLP Listings for each Landing Gear such that total life of each LLP can be appropriately demonstrated

I003	Last Overhaul Mini Pack

J.	Manuals

All Manufacturer's Manuals delivered with the Aircraft (if applicable)

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Any manual required for continue airworthiness due to Modifications accomplished in accordance with STC’s (if applicable).

Lessee shall gain its own access to electronic and/or internet-based manuals and publications granted by the Manufacturer.

K.	Miscellaneous

K001	Maintenance Programme Specifications (Lessee’s)

K002	Reference Material for Interpretation of Status Summaries, or cross reference for Part Numbers

*	Items H001, H002 and I001 to be covered by EASA Form 1 or FAA Form 8130 3 with EASA dual release and all other documentation in the possession of the Lessor, relating to the Airframe, Engines or any Parts.

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Schedule 5

Form of Acceptance Certificate

This Acceptance Certificate relates to the operating lease agreement (the “Agreement”) dated [   ] and made between Avolon Aerospace AOE 147 Limited (the “Lessor”), and LATAM Airlines Group S.A. (the “Lessee”) in respect of the one (1) Boeing model 787-9 aircraft with manufacturer’s serial number 38891, registration mark [●] and having two (2) Trent 1000-J2 Engines with serial numbers [●] and [●] installed thereon (as more particularly described in the Agreement as the Aircraft).

Unless otherwise defined in this certificate, capitalised words and expressions used in this certificate shall have the same meanings as given to them in the Agreement.

1.	The Aircraft has been delivered to us together with its Aircraft Documents (as per the Aircraft Documents List signed by the Lessee and the Lessor and annexed to this Acceptance Certificate) on the [** day of [** ] 20[** ]. Delivery took place on that date at [[** ] (state Delivery Location)], at [** ] hours.

2.	We confirm that the Aircraft meets all of the requirements necessary for us to accept Delivery of it and that the Lessor has fully performed all of its obligations under the Agreement with respect to that Delivery. We acknowledge that the Aircraft has been delivered to us “as-is where-is”. We agree that Clause 22 of the Agreement shall apply as if expressly set out herein.

3.	The installed APU is a Hamilton Standard APS 5000A model APU with Serial Number [●].

4.	At Delivery the Aircraft had [**] fuel on board.

5.	Other statistics evidencing the condition of the Aircraft at Delivery (including Flight Hours and Cycles) are attached.

6.	The Lessee confirms to the Lessor that, as at the time indicated above, being the Delivery Date:

(a)	the representations and warranties of the Lessee contained in Clause 3 (Representations and Warranties) of the Agreement remain and are true;

(b)	the Aircraft is insured as required by the Agreement; and

(c)	the Aircraft is accepted for all purposes of the Agreement.

This Acceptance Certificate and any non-contractual obligations arising from or in connection with it, are governed by and shall be construed in accordance with English law.

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Signed:

Name (capitals):

Title:

duly authorised for and on behalf of

LATAM AIRLINES GROUP S.A.

We hereby acknowledge and accept the above

Signed:

Name (capitals):

Title:

duly authorised for and on behalf of

AVOLON AEROSPACE AOE 147 LIMITED

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Annex – Aircraft Documents

[TO BE INSERTED]

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Schedule 6

Form of Redelivery Acceptance Certificate

This Redelivery Acceptance Certificate relates to the operating lease agreement (the “Agreement”) dated [   ] 2021 and made between [●] (the “Lessor”), and LATAM Airlines Group S.A. (the “Lessee”) in respect of the one (1) Boeing model 787-9 aircraft with manufacturer’s serial number 38891, registration mark [●] and having two (2) Trent 1000-J2 Engines with serial numbers [●] and [●] installed thereon (as more particularly described in the Agreement as the Aircraft).

Unless otherwise defined in this certificate, capitalised words and expressions used in this certificate shall have the same meanings as given to them in the Agreement.

1.	The Aircraft has been redelivered to us together with its Aircraft Documents (as per the Aircraft Documents List signed by the Lessee and the Lessor and annexed to this Redelivery Acceptance Certificate) on the [** day of [** ] 20[** ]. Redelivery took place on that date at [[** ] (state redelivery Location)], at [** ] hours.

2.	We confirm that the Aircraft meets all of the requirements necessary for us to accept Redelivery of it and that the Lessee has fully performed all of its obligations under the Agreement with respect to that Redelivery. We acknowledge that the Aircraft has been redelivered to us “as-is where-is”. We agree that Clause 22 of the Agreement shall apply as if expressly set out herein.

3.	The installed APU is a Hamilton Standard APS 5000A model APU with Serial Number [●].

4.	At Redelivery the Aircraft had [** ] fuel on board.

5.	Other statistics evidencing the condition of the Aircraft at Redelivery (including Flight Hours and Cycles) are attached.

This Redelivery Acceptance Certificate and any non-contractual obligations arising from or in connection with it, are governed by and shall be construed in accordance with English law.

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Signed:

Name (capitals):

Title:

duly authorised for and on behalf of [●]

We hereby acknowledge and accept the above Signed:

Name (capitals):

Title:

duly authorised for and on behalf of

LATAM AIRLINES GROUP S.A.

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Annex – Aircraft Documents

[TO BE INSERTED]

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Schedule 7

Payments

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Schedule 8

Reporting & Notices

Part A

Form of Technical Report

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Part B

Notices

Lessee

LATAM Airlines Group S.A.

Address:	Avenida Américo Vespucio N° 901 Edificio Corporativo LATAM 1-A Renca Santiago Chile

Email:	operating.lease@latam.com

with a copy to: audy.schenkl@latam.com

Attention:	VP Fleet & Engine Contracts

Lessor

Avolon Aerospace AOE 147 Limited

Address:	Number One Ballsbridge

Shelbourne Road

Ballsbridge

Dublin 4

Ireland

Fax:	+353 1 485 3242
Email:	notices@avolon.aero
Attention:	Chief Operating Officer

Servicer

Avolon Aerospace Leasing Limited

Address:	Number One

Ballsbridge

Building 1

Shelbourne Road

Ballsbridge

Dublin 4

Ireland.

Fax:	+353 1 485 3242
Email:	notices@avolon.aero
Attention:	Chief Operating Officer

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Schedule 9

Insurance Requirements

1.	Scope of cover

1.1	The Lessee will at its own cost maintain the following concerning the Aircraft:

(a)	Hull and Spares All Risks Insurance (which may be contained in separate policies) which will cover the Aircraft for not less than the Agreed Value and Engines and Parts for their replacement cost, against all risks of loss or damage sustained (i) by the Aircraft or (ii) by Engines or Parts.

(b)	Hull, Spares, War and Allied Perils Insurance which will cover the Aircraft for not less than the Agreed Value and Engines and Parts for their replacement cost against all of those risks currently enumerated in Lloyds Endorsement AVN 48B (War, Hi-jacking and Other Perils Exclusion Clause (Aviation) other than paragraph (b) of that Form) or equivalent.

(c)	Airline Liability Insurance for a combined single limit of liability of not less than one billion Dollars REDACTED operations in the passenger configuration, for any one accident or series of accidents for each aircraft arising out of any one occurrence and in the annual aggregate, which will include (but may not be limited to) aircraft third party (bodily injury/property damage), passenger (including passengers’ checked and unchecked baggage and personal effects), cargo and mail legal liability and general third party liability insurance including products, hangar keepers’ and premises liability. This policy shall include the AVN 52E Extended Coverage Endorsement Aviation Liabilities and additional coverage in respect of War and Allied Perils Third Party Baggage Cargo Legal Liabilities of not less than one billion Dollars ($1,000,000,000) any one occurrence, each aircraft and in the annual aggregate. For so long as the Aircraft is registered in Brazil, war risks liability cover may be provided by way of a government indemnity from the government of Brazil.

2.	Additional Terms of Hull and Spares & War Risks Insurances

2.1	The Lessee will ensure that each Insurance policy taken out as specified in paragraphs 1.1(a) and 1.1(b):

(a)	includes the Lessor, the Owner and each of the Financiers as additional insured;

(b)	provides in the form of section 1 of AVN67B that any payment in respect of a Total Loss will be paid to or to the order of the Contract Party(ies) in accordance with paragraph 6(a) below, and any other loss will be settled in accordance with paragraphs 6(b) and 6(c) below; and

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(c)	provides in the form of AVS 103 or equivalent that the underwriters subscribing to each relevant insurance policy agree to a 50/50 claims funding arrangement in the event of any dispute as to which insurance is applicable.

2.2	The Lessee will ensure that each Insurance policy taken out as specified in paragraph 1(a) will provide that:

(a)	any deductibles will be no greater than the following:

REDACTED

(b)	the insurers have no right to replace the Aircraft on a Total Loss (arranged, constructive or otherwise).

(c)	the insurers confirm that under Clause 17 (Insurance) and this Schedule, if the insured has installed an engine owned by a third party on the Aircraft either (a) the Hull Insurance will automatically increase to such higher amount as is necessary in order to satisfy both the Lessor’s requirement to receive the Agreed Value in the event of a Total Loss and the amount required by the third party engine owner; or (b) separate additional insurance on such engine will attach in order to satisfy separately the requirement of the insured to such third party owner.

(d)	if at any time the data recognition clause of AVN2000 or any equivalent clause is endorsed on the policies of insurance, the Lessee shall, at its own cost and expense, ensure that the write-back clauses of AVN2001 and AVN 2002 are endorsed on the insurances.

3.	Additional terms of liability insurance

The Lessee will ensure in respect of each liability Insurance policy that it:

(a)	contains a provision insuring (to the extent of the risks covered by the policy) the indemnity provisions of this Agreement, if available in the relevant market;

(b)	includes each Indemnitee as an additional insured for their respective rights and interests warranted, each as to itself only, no operational interest;

(c)	does not provide for any deductible other than in respect of cargo and baggage;

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(d)	contains a provision that the Insurance policy be primary and without any right of contribution from any other insurance which may be available to the Lessor or any Financier; and

(e)	contains a severability of interests clause which provides that the Insurance, except for the limit of liability, will operate to give each assured the same protection as if there was a separate policy issued to each insured.

4.	Terms common to all Insurance

The Lessee will ensure that each Insurance policy:

(a)	is in accordance with standard international insurance industry practice and covers at least such risks as are customarily insured against in the airline industry;

(b)	provides cover denominated in Dollars;

(c)	provides for worldwide coverage, subject only to such exceptions as the Lessor and the Security Trustee may agree (acting reasonably);

(d)	incorporates the provisions of Lloyds Endorsement AVN67B or equivalent provisions reasonably satisfactory to the Lessor and the Security Trustee;

(e)	provides that, in relation to the interests of each of the additional insureds, the Insurances will not be invalidated by any act or omission by the Lessee, or any other person other than the respective additional insureds seeking protection and shall insure the interests of each of the additional insureds regardless of any breach or violation by the Lessee, or any other person other than the respective additional insureds seeking protection of any warranty, declaration or condition, contained in such Insurances provided that such additional insured so protected has not caused, contributed or knowingly condoned the act or omission;

(f)	provides that the insurers will hold harmless and waive any rights of recourse against the additional assureds or to be subrogated to any rights of the Lessor of the Lessee;

(g)	provides that the additional insureds will have no obligation or responsibility for the payment of any premiums due (but reserve the right to pay the same should any of them elect so to do) and that the insurers will not exercise any right of set-off or counter-claim in respect of any premium due against the respective interests of the additional insureds other than outstanding premiums relating to the Aircraft, any Engine or Part the subject of the relevant claim; and

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(h)	provides that the Insurances will continue unaltered for the benefit of the additional insureds for at least thirty (30) days after written notice by registered mail or fax of any cancellation, change, event of non-payment of premium or instalment thereof has been issued by insurers, except in the case of war risks for which seven (7) days (or such lesser period as is or may be customarily available in respect of war risks or allied perils) will be given, or in the case of war between the five great powers or nuclear peril for which termination is automatic.

5.	Reinsurance

The Lessor may require that the original insurers maintain not less than one hundred per cent (100%) reinsurance (or such other amount no greater than the maximum amount permitted under Applicable Regulations at the relevant time) for so long as the original Insurance is required to be in force under this Agreement. Such reinsurance will be placed with approved underwriters through the Insurance Broker and will be:

(a)	be on the same terms as the original Insurance;

(b)	contain a “cut-through” Clause providing that, in the event of a claim arising under the reinsurance, the reinsurer shall (in lieu of payment to the original insurer) pay to the relevant Indemnitee that portion of any claim which the reinsurer would otherwise be liable to pay to the original insurer; and

(c)	provide for payment to be made notwithstanding:

(i)	any bankruptcy, insolvency, liquidation or dissolution of any of the original insurers; and/or

(ii)	that the original insurers have made no payment under the original Insurance policies.

6.	Application of insurance proceeds

The following are the directions of the Indemnitees for the application of any proceeds of the Insurance:

(a)	in respect of a Total Loss, all recoveries under the Insurance will be paid to the Loss Payee without any deduction whatsoever;

(b)	insurance proceeds for damage or loss (not amounting to a Total Loss) exceeding the Partial Loss Threshold: all insurance proceeds of any property, damage or loss to the Aircraft, any Engine or any Part occurring during the Lease Period not constituting a Total Loss and in excess of the Partial Loss Threshold will be:

(i)	subject to no Event of Default having occurred and is then continuing, paid directly from the insurer to the Lessee for repairs completed or replacement property purchased upon (x) the Lessor being satisfied (acting reasonably) that the repairs or replacements have been effected in accordance with this Agreement, and (y) the receipt by the insurers of the Lessor’s prior written approval for the release of such proceeds; or

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(ii)	if an Event of Default has occurred and is then continuing, paid to the Loss Payee and applied in payment (to reimburse the Lessee for any payment so made) for repairs or replacement property upon the Lessor being satisfied (acting reasonably) that the repairs or replacement have been effected in accordance with this Agreement;

(c)	insurance proceeds for damage or loss (not amounting to a Total Loss) equal to or less than the Partial Loss Threshold: insurance proceeds in amounts equal to or less than the Partial Loss Threshold may be paid by the insurer directly to the Lessee;

(d)	Liability Proceeds: all insurance proceeds in respect of third party liability will, except to the extent paid by the insurers to the relevant third party, be paid to the Loss Payee to be paid directly in satisfaction of the relevant liability or to the Lessee in reimbursement of any payment so made; and

(e)	Event of Default: notwithstanding the foregoing paragraphs, if at the time of the payment of any such insurance proceeds an Event of Default has occurred and is continuing, all such proceeds (other than the proceeds of any third party liability Insurances) will be paid to or retained by the Loss Payee to be applied toward payment of any amounts which may be or become payable by the Lessee in such order as the Loss Payee may elect.

To the extent that insurance proceeds are paid to the Lessee, the Lessee agrees to comply with the foregoing provisions and apply or pay over such proceeds as so required.

7.	Contract parties and documents

The Lessee will ensure that for the purposes of Lloyds Endorsement AVN 67B:

(a)	this Agreement and such other of the Transaction Documents and/or the Financing Documents as the Lessor, acting reasonably, requires are identified as “contracts”; and

(b)	the Lessor, the Owner and each of the Financiers are named as the “contract parties”.

8.	AVN67B

Notwithstanding the provisions of this Schedule 9, for so long as Airline Finance/Lease Contract Endorsement AVN67B is in effect and it remains the general aviation insurance market practice to insure equipment financed or leased on the basis of such endorsement, the Lessee may maintain insurances in respect of the Aircraft for the purposes of this Agreement which incorporate the terms and conditions of AVN67B. To the extent any provision of AVN67B conflicts or is otherwise inconsistent with the requirements of this Schedule 9, then such AVN67B endorsement will prevail. An insurance certificate in the form of AVN67B will be deemed to satisfy the requirements of this Schedule 9.

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Schedule 10

Redelivery

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6.	Documents

All Aircraft Documents and other current and historical records delivered with the Aircraft on the Delivery Date, and all other Aircraft Documents acquired or prepared by the Lessee during the Lease Period shall be returned with the Aircraft including, without limitation, (i) time logs showing Aircraft and Engine Flight Hours and Cycles on any given date, (ii) documents, (iii) manuals (revised up to and including the most current revisions issued by the Manufacturer), (iv) data,(v) Overhaul records, (vi) time controlled Part traceability to Overhaul and to “zero time since new” for time controlled Parts which have life limits as determined by the Manufacturer or EASA and the FAA as applicable, (vii) log books, (viii) original Aircraft and Engine delivery documents, (ix) EASA Form One and the FAA 8130- 3 as applicable (or any successor thereto) for all then currently installed Parts which have been replaced by the Lessee, (x) EASA Form One and the FAA 813-3 as applicable for time controlled Parts then currently installed on the Aircraft and which have been Overhauled or installed, (xi) FAA, EASA and/or other Aviation Authority forms (as applicable), (xii) records of modification accomplished with respect to the Airframe, Engines, Landing Gear and APU, (xiii) Airframe and Engine inspection records (including NDT documentation such as x-ray, eddy current, etc.), (xiv) burn test certification records, including without limitation, those required by EASA or FAA for seat covers, cushions and carpeting (as applicable), and (xv) all other documentation in the possession of the Lessee, pertaining to the Airframe, Engines and Parts. Any discrepancies found in the Aircraft Documents shall be corrected, and any missing Aircraft Documents shall be reconstructed by the Lessee at the Lessee’s sole cost and expense prior to Redelivery in accordance with the following:

A.	Certificates

A001 Certificate of Airworthiness

A002 Current Certificate of Registration

A003 C of A for Export

A004 Noise Limitation Certificate (AFM page)

A005 Radio Station License

A006 Aircraft deregistration confirmation

A007 Burn Certificates - Cabin Interiors - as follows:

Certification of compliance with the fire blocking requirements as outlined in FAR / JAR Part 25including:

●	Seat cushions*

●	Back rest cushions*

●	Dress covers*

●	Carpets and Curtains

●	Flight Attendant Seats

●	Cockpit Observer’s Seats

●	Galley Floor Covering

●	Interior Surfaces (if refurbished)

*	Including “in combination” burn certification

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B.	Aircraft Maintenance Status Summaries

B001 Certified current Time in Service (Flight Hours and Cycles) and maintenance status

B002 Certified status of Airframe and Appliance Airworthiness Directives including method of compliance

B003 Certified status of Service Bulletins Incorporated

B004 Certified status of all non SB and Major Modifications/STC’s including acceptable State of Manufacture Certification

B005 Certified status of SSI

B006 Certified status of CPCP (if applicable)

B007 Certified inventory of Hard Time Components (Fitted listing)

B008 Certified inventory of OC/CM Components (Fitted listing)

B009 Certified status of Check/Inspection History and Current Status of Checks

B010 List of Deferred Maintenance Items (if applicable)

B011 List of Out of Phase Checks, Special Requirements, Time Limited Repairs (if any)

B012 Aircraft Accident and Incident Statement

B013 Structural repairs and damage Status (including Dent and Buckle Chart) B014 Certification Maintenance Requirements (CMR) item status

B015 Aircraft Flight Time Report / Aircraft Log Book

C.	Aircraft Maintenance Records

C001 Technical Logs

C002 A Checks: Last complete cycle of A Checks (or equivalent)

C003 C Checks: Last Complete cycle of C Checks (or equivalent)

C004 All Major Checks

C005 CPCP Tasks including DFP and finding reports

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C006 Dirty Finger Print Certification (DFP) - AD’s - DFP must reference AD and/or ApplicableSB

C007 Dirty Finger Print Certification - SB’s

C008 Dirty Finger Print Certification - STC Documentation and All other modifications

C009 Dirty Finger Print Certification All Structural repairs/structural damage

C010 Details of State of Manufacture approval basis - All non SRM Structural repairs

C011 Certification Maintenance Requirement (CMR) Dirty Finger Prints

C012 Last Weighing Report including Schedule

C013 Last Balancing of All Control Surfaces (if applicable)

C014 Last Demonstration Flight Report

C015 Certified ETOPS compliance report (if applicable)

C016 Certified last done/ next due MPD task listing

C017 NDT documentation such as x-ray and eddy current, etc.

D.	Configuration Status

D001 Approved and certified LOPA

D002 Galley Drawings and Galley

D003 Emergency Equipment Drawing/Listing

D004 Loose Equipment Inventory

D005 Inventory Listing of Avionic Units installed

E.	Aircraft Historical Records

E001 C of A (Export) from State of Manufacture

E002 Manufacturer’s AD Report

E003 Manufacturer’s Inspection Report, Initial Equipment list / Aircraft Readiness Log (orequivalent)

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E004 Manufacturer’s repair/alteration report

E005 Manufacturer’s SB Report

E006 Aircraft Historical / Miscellaneous Log (or equivalent)

E007 Last Flight Data Recorder Read Out and Corrections

F.	Engine Records

F001 Certified Statement on Status of Each Engine

F002 Certified Status of Engine Airworthiness Directives including Method of Compliance

F003 Manufacturer’s Modifications and SB Status

F004 In house Modifications (if applicable)

F005 Certified LLP Listing

F006 Manufacturer Delivery Document

F007 Complete copies of all historical Engine/Module Shop Visit Reports including completedirty finger print work packages

F008 LLP Status and Full and unbroken Traceability to birth

F009 Condition Monitoring Report

F010 Engine Log Book/Master Records of Installation/Removals

F011 Last Borescope Report, including video if available

F012 Test Cell Run Report

F013 Last On Wing Ground Run

F014 Engine Accident & Incident Statement

F015 Approved ETOPS compliance report (if applicable)F016 Type of Engine Oil Used

F017 Statement of Exceedences and corrective actions per the maintenance manual during Term

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F018 Power Rating Operation Statement (Cycles of operation e.g., B1, B2, C1, etc.)

F019 Engine NDT documentation such as x-ray, eddy current, etc.

G.	APU

G001 Certified Statement on Status of APU

G002 Certified Status of APU Airworthiness Directives including Method of Compliance

G003 Manufacturer’s Modifications and SB Status

G004 APU Log Book/Master Record of Installation/Removals

G005 Complete copies of all APU Shop Visit Reports & Reason for Removal G006 Statement of APU Hours to Aircraft Flying Hours (ratio)

G007 LLP Status and Full and unbroken Traceability to birth (if applicable) G008 Last On Wing/Health Check Data sheets (if applicable)

G009 Last Test Cell Run

G010 Approved ETOPS compliance report (if applicable) G011 Type of APU Oil Used

H.	Component Records

H001 *Approved Release to Service Certification for Hard Time Components including 8130 / Form 1 or equivalent certification

H002 *Approved Release to Service Certification for OC/CM Components including 8130 / Form 1 or equivalent certification

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I.	Landing Gears

I001 *Approved Release to Service Certification (including 8130 / Form 1 or equivalent certification) for major assemblies on each Landing Gear from last Overhaul

I002 Approved LLP Listings for each Landing Gear such that total life of each LLP can be appropriately demonstrated

I003 Last Overhaul Mini Pack

J.	Manuals

All Manufacturer’s Manuals delivered with the Aircraft under this Agreement updated to the latest revision standard (applicable as at the Expiry Date) as may be reasonably requested by the Lessor.

CD:

J001 Wiring Diagram Manual

J002 Illustrated Parts Catalog

J003 Maintenance Manual

J004 Aircraft Schematics manual

J005 Wire List and Hook up Charts

K.	Miscellaneous

K001 Maintenance Programme Specifications (Lessee’s)

K002 Reference Material for Interpretation of Status Summaries, or cross reference for Part Numbers

*	Items H001, H002 and I001 to be covered by EASA Form 1 or FAA Form 8130 3 with EASA dual release and all other documentation in the possession of the Lessee, relatingto the Airframe, Engines or any Parts.

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Schedule 11

Subleasing Requirements

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– 164 –	Aircraft MSN 38891

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Avolon LATAM B787 Lease –
– 165 –	Aircraft MSN 38891

Schedule 12

REDACTED

Avolon LATAM B787 Lease –
– 166 –	Aircraft MSN 38891

REDACTED

Avolon LATAM B787 Lease –
– 167 –	Aircraft MSN 38891

REDACTED

Avolon LATAM B787 Lease –
– 168 –	Aircraft MSN 38891

REDACTED

Avolon LATAM B787 Lease –
– 169 –	Aircraft MSN 38891

REDACTED

Avolon LATAM B787 Lease –
– 170 –	Aircraft MSN 38891

REDACTED

Avolon LATAM B787 Lease –
– 171 –	Aircraft MSN 38891

REDACTED

Avolon LATAM B787 Lease –
– 172 –	Aircraft MSN 38891

REDACTED

Avolon LATAM B787 Lease –
– 173 –	Aircraft MSN 38891

EXECUTION PAGE
LEASE AGREEMENT - MSN 38891

SIGNED by	)
duly authorised for and	)
on behalf of	)	/s/ Kate Ruddy
AVOLON AEROSPACE	)	Kate Ruddy
AOE 147 LIMITED	)	Authorised Signatory

SIGNED by	)
duly authorised for and	)
on behalf of	)
LATAM AIRLINES GROUP S.A.	)

Avolon LATAM B787 Lease –
– 174 –	Aircraft MSN 38891

EXECUTION PAGE

LEASE AGREEMENT - MSN 38891

SIGNED by	)
duly authorised for and	)
on behalf of	)
AVOLON AEROSPACE	)
AOE 147 LIMITED	)

SIGNED by	)	/s/ Sebastian Acuto
duly authorised for and	)	Sebastian Acuto
on behalf of	)	Authorised Signatory
LATAM AIRLINES GROUP S.A.	)

Avolon LATAM B787 Lease –
– 175 –	Aircraft MSN 38891